UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SOURCE PETROLEUM INC.

(Exact name of registrant as specified in its charter)

NEVADA

(Jurisdiction of incorporation or organization)

1040 (Primary Standard Industrial Classification Code Number)	98-0443283 (I.R.S. Employer Identification Number)

Suite 620, 304 – 8th Avenue, S.W., Calgary, Alberta T2P 1C1 Canada

(Address of principal business offices)

403.444.2893 x 223

(Registrant's telephone number, including area code)

Hussein Charanek

c/o CSC Services of Nevada, Inc. 502 East John Street, Carson City, Nevada 89706

(Name, address of agent for service)

Copies of Communications to:

Clark Wilson LLP, Attn: L.K. Larry Yen, Esq.

Suite 800-885 West Georgia Street,

Vancouver, British Columbia, V6C 3H1 Canada

Tel: (604) 891-7715

Fax: (604) 687-6314

Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this proxy statement-prospectus becomes effective and upon the consummation of the conversion described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:          ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.          ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.          ☐

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, without par value	70,845,827 (1)	$1.07	$75,805,034.89	$8,111.74

(1)

Consists of 70,845,827 shares of common stock of our company to be registered as shares of Source Petroleum, Inc., an Alberta company, upon completion of the conversion and continuance of our company as described in this Registration Statement.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices reported on February 12, 2007 on the Over-The-Counter Bulletin Board for the common stock, par value $0.0001 per share, of Source Petroleum, Inc., a Nevada corporation, which will become common stock, without par value, of Source Petroleum, Inc., an Alberta corporation, on a one-for-one basis pursuant to the conversion and continuance described in this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROXY STATEMENT/PROSPECTUS

Source Petroleum Inc.

Suite 620, 304 – 8th Avenue, S.W.

Calgary, Alberta, Canada T2P 1C1

Dear Stockholder:

A special meeting of the stockholders of Source Petroleum Inc. will be held on March __, 2007, at _____ [a.m./p.m.] , at the offices of Clark Wilson LLP at 800 – 885 West Georgia Street, Vancouver, B.C. V6C 3H1 Canada. At the special meeting, you will be asked to approve a proposal to change the place of incorporation of the company from Nevada to Alberta, Canada. The change in corporate domicile will be accomplished through the adoption of our proposed plan of conversion. If we complete the plan of conversion, Source Petroleum Inc. will be continued under the Alberta Business Corporations Act and cease to be incorporated in Nevada and as a result will be governed by the Alberta Business Corporations Act.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONVERSION PROPOSAL AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSALS DESCRIBED IN THE ATTACHED MATERIALS. BEFORE VOTING, YOU SHOULD CAREFULLY REVIEW ALL THE INFORMATION CONTAINED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS AND IN PARTICULAR YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 8

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope or deliver your proxy instructions via the Internet or by telephone so that your shares may be represented at the meeting, regardless of the number of shares you own. If you fail to submit your proxy or to vote in person at the special meeting, it will have the same effect as a vote against the conversion proposal.

We strongly support the proposed conversion and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

Sincerely,

Hussein Charanek

President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE CONVERSION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated February ____, 2007 and is first being mailed to stockholders on or about February ____, 2007.

Source Petroleum Inc.

Suite 620, 304 – 8th Avenue, S.W.

Calgary, Alberta, Canada T2P 1C1

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD _______

To the Stockholders of Source Petroleum Inc.:

You are cordially invited to attend a special meeting of stockholders of Source Petroleum Inc. to be held on March _____, 2007 _____ [a.m./p.m.] , at the offices of Clark Wilson LLP at 800 – 885 West Georgia Street, Vancouver, B.C. V6C 3H1 Canada to consider the following matters:

•	A proposal to approve the plan of conversion to change our corporate domicile from Nevada to Alberta, Canada;
•

A proposal to authorize us to adjourn the special meeting on one or more occasions, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the conversion proposal; and

•	Such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The accompanying proxy statement/prospectus forms a part of this notice and describes the terms and conditions of the plan of conversion.

We believe that the change in domicile to Alberta, Canada will allow us to take advantage of significant business and financial advantages that are not otherwise available under the Nevada Revised Statutes of the State of Nevada. We also believe that the change in domicile to Alberta, Canada will more accurately reflect our present operations as an oil and gas company, which have always been in Canada. Since engaging in this line of business, we have never had any employees or operations in the U.S. We also believe the change in domicile will enable us to benefit from investor interest in Canada for Canadian oil and gas companies and other Canadian sources of financing more readily available to Canadian companies. Accordingly, our board of directors believes that the conversion should have a favorable impact on our future business operations.

Furthermore, we have entered into a binding Letter of Intent with Fuel-x International Inc., an Alberta corporation, to acquire Fuel-x International Inc. One of the conditions to complete our acquisition of Fuel-x International Inc. is to change our corporate domicile from Nevada to Alberta, Canada. However, we will not be asking you to approve our acquisition of Fuel-x International Inc. at this special meeting. A separate special meeting will be called to consider this transaction after we complete the change of our corporate domicile from Nevada to Alberta, Canada.

Our common stock is currently listed for trading on the NASD Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SOPO”. Upon the effectiveness of the conversion we will be considered a foreign private issuer under the Securities Act of 1933, as amended and our common stock is expected to be listed for trading on the OTCBB under the same symbol “SOPOF.”

This notice and the accompanying proxy statement/prospectus are being mailed to holders of our common stock. However, only holders of record of our common stock at the close of business on February ____, 2007 will be entitled to vote at the special meeting or any adjournments or postponements thereof.

To approve the conversion proposal, holders of a majority of our outstanding shares must vote to approve the plan of conversion. To approve the proposal to adjourn the special meeting, holders of a majority of our shares of common stock present and represented by proxy must vote to approve the adjournment proposal. Approval of the adjournment proposal is not a condition to the approval of the plan of conversion. Our board of directors recommends that stockholders vote “For” both proposals.

Whether or not you expect to attend the meeting, please complete, date, sign and properly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting. Alternatively, you may vote by telephone or via the Internet. If you fail to return a properly executed proxy card, to vote by telephone or Internet, or to vote in person at the special meeting, it will have the same effect as a vote against the proposal to adopt the conversion plan.

Eligible Source Petroleum Inc. stockholders who properly demand dissenters’ rights prior to the meeting, who do not consent to the adoption of the plan of conversion and who otherwise comply with the provisions of Chapter 92A of the Nevada Revised Statutes will be entitled, if the conversion is completed, to receive the fair value of their shares of common stock. Refer to the selection entitled “Dissenters’ Rights” in the accompanying proxy statement/prospectus and the full text of Section 92A.300 to 92A.500 of the Nevada Revised Statutes, which is attached as Appendix E to the accompanying proxy statement/prospectus, for a description of the procedures that Source Petroleum Inc. shareholders must follow in order to exercise their dissenters’ rights.

BY ORDER OF THE BOARD OF DIRECTORS

By:           ______________________________________

HUSSEIN CHARANEK,
President and Chief Executive Officer

Calgary, Alberta

Dated: February ____, 2007

TABLE OF CONTENTS

PROXY STATEMENT- PROSPECTUS	1
VOTING AND PROXY INFORMATION	1
SUMMAR OF BUSINESS MATTERS TO BE VOTED UPON	2
THE CONVERSION AND CONTINUANCE	3
FACTORS YOUR SHOULD CONSIDER	3
REASONS FOR THE CONVERSION	4
RISK FACTORS RELATED TO THE CONVERSION TRANSACTION	4
DISSENTERS’ RIGHTS	4
MATERIAL TAX CONSEQUENCES FOR STOCKHOLDERS	4
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	4
CANADIAN INCOME TAX CONSEQUENCES	5
HOW THE CONVERSION WILL AFFECT YOUR RIGHTS AS A STOCKHOLDER	5
EXCHANGE OF SHARE CERTIFICATES	5
RISK FACTORS	8
RISKS RELATING TO THE CONTINUANCE	9
RISKS RELATED TO OUR BUSINESS	9
RISKS RELATED TO OUR COMMON STOCK	13
RISKS RELATED TO OUR COMPANY	14
CONTINUANCE AND CONVERSION PROPOSAL	15
BACKGROUND OF THE CONTINUANCE AND CONVERSION PROPOSAL	15
REASONS FOR THE CHANGE OF DOMICILE	15
EFFECTIVE TIME OF THE CONVERSION	16
CONDITIONS TO THE CONSUMMATION OF THE CONVERSION	16
EXCHANGE OF SHARE CERTIFICATES	17
STOCK OPTIONS AND WARRANTS	17
SHARES BEING REGISTERED	17
DISSENTERS’ RIGHTS	18
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES	20
U.S. TAX CONSEQUENCES TO THE COMPANY	21
U.S. TAX CONSEQUENCES TO U.S. AND CANADIAN SHAREHOLDERS	21
CONTROLLED FOREIGN CORPORATION CONSIDERATIONS	22
FOREIGN PERSONAL HOLDING COMPANY CONSIDERATIONS	22
PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS	22
POST-CONTINUANCE U.S. TAXATION OF INCOME, GAINS AND LOSSES	22
POST-CONTINUANCE SALE OF SOURCE CANADA SHARES	22
POST CONTINUANCE DIVIDENDS ON SOURCE CANADA SHARES	22
MATERIAL CANADIAN TAX CONSEQUENCES	23
CANADIAN CORPORATION	23
CONSEQUENCES OF CONTINUANCE TO CANADIAN STOCKHOLDERS	24
COMPARTIVE RIGHTS OF STOCKHOLDERS	25

ACCOUNTING TREATMENT	31
BUSINESS OF SOURCE PETROLEUM INC.	31
CORPORATE HISTORY	31
DESCRIPTION OF OUR BUSINESS	32
COMPETITION	35
COMPLIANCE WITH GOVERNMENT REGULATION	36
RESEARCH AND DEVELOPMENT	36
INTELLECTUAL PROPERTY	36
PLAN OF OPERATION	36
LIQUIDITY AND CAPITAL RESOURCES	39
OFF-BALANCE SHEET ARRANGEMENTS	39
CRITICAL ACCOUNTING POLICIES AND ESTIMATES	40
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	40
DESCRIPTION OF PROPERTY	42
SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT	42
DIRECTORS AND EXECUTIVE OFFICERS	43
LEGAL PROCEEDINGS	44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	44
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	45
DESCRIPTION OF CAPITAL STOCK	45
EXPERTS	46
LEGAL MATTERS	46
AVAILABLE INFORMATION	47
INFORMATION NOT REQUIRED IN THE PROSPECUTS	48
EXHIBIT NUMBER AND EXHIBIT TITLE	48

APPENDIX A – Form of Articles of Conversion

APPENDIX B - Form of Plan of Conversion

APPENDIX C - Form of Articles of Continuance

APPENDIX D - Form of By Laws of Source Petroleum, Inc., an Alberta corporation

APPENDIX E - Sections 92A.300 to 92A.500 of the Nevada Revised Statutes

Source Petroleum Inc.

Suite 620, 304 – 8th Avenue, S.W.

Calgary, Alberta Canada T2P 1C1

PROXY STATEMENT-PROSPECTUS

VOTING AND PROXY INFORMATION

SPECIAL MEETING

A special meeting of the Source Petroleum Inc. stockholders will be held on March _____, 2007 _____ [a.m./p.m.] , at the offices of Clark Wilson LLP at 800 – 885 West Georgia Street, Vancouver, B.C. V6C 3H1 Canada (or at any adjournments or postponements thereof) to consider and vote on the following matters:

•	a proposal to effect a plan of conversion, which will have the effect of transferring the jurisdiction of incorporation of Source Nevada from the State of Nevada to Alberta, Canada;
•

a proposal to authorize the adjournment of the special meeting, on one or more occasions, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the plan of conversion proposal; and

•	any other matters that may properly come before such meeting.

According to our bylaws, the presence, in person or by proxy, of stockholders holding no less than 1% the outstanding shares of Source Petroleum Inc. common stock will constitute a quorum. The vote of any stockholder who is represented at the special meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy such vote will be cast for the proposal. Any stockholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether the stockholder has previously granted a proxy for the special meeting.

THE BOARD OF DIRECTORS OF SOURCE PETROLEUM INC. HAS APPROVED THE PLAN OF CONVERSION AND ADJOURNMENT PROPOSALS AND RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THEIR APPROVAL.

PROXY SOLICITATION

The total cost of soliciting proxies will be borne by us. Proxies may be solicited by officers and regular employees of Source Petroleum Inc. without extra remuneration, by personal interviews, telephone and by electronic means. We anticipate that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to stockholders and those persons will be reimbursed, upon request, for the related out-of-pocket expenses they incur.

RECORD DATE

Only those stockholders of record at the close of business on February ____, 2007, as shown in Source Petroleum Inc.'s records, will be entitled to vote or to grant proxies to vote at the special meeting.

VOTE REQUIRED FOR APPROVAL

Approval of the conversion proposal requires the affirmative vote of the stockholders of Source Petroleum Inc. holding a majority of the outstanding shares of Source Petroleum Inc. common stock. Abstentions and broker "non-votes" will have the same effect as votes against the conversion proposal. Approval of the adjournment proposal requires the affirmative vote of the stockholders of Source Petroleum Inc. holding a majority of the outstanding shares of Source Petroleum Inc. common stock present or represented by proxy at the special meeting. Failure to vote will have no effect on the adjournment proposal. As of February 9, 2007, there were 70,845,827 shares of common stock outstanding held by approximately 61 holders of record.

PROXY INSTRUCTIONS

Each Source Petroleum Inc. stockholder as of the close of business on February ____, 2007, will receive a proxy card. A stockholder may grant a proxy to vote for or against, or to abstain from voting on, the proposals by marking his or her proxy card appropriately and executing it in the space provided. Alternatively, stockholders may vote via telephone or the Internet.

Holders of our common stock whose names appear on the stock records of Source Petroleum Inc. should return their proxy card to our transfer agent, Empire Stock Transfer Inc., in the envelope provided with the proxy card. Stockholders who hold their common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON THE PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE PROPOSALS.

If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card and acting under its authority will have discretion to vote on such matters in accordance with their best judgment.

PROXY REVOCATION

Holders of Source Petroleum Inc. common stock whose names appear on the stock records of Source Petroleum Inc. may revoke their proxy at any time prior to its exercise by:

•	giving written notice of such revocation to the corporate secretary;
•	appearing and voting in person at the special meeting; or
•	properly completing and executing a later-dated proxy and delivering it to the corporate secretary at or before the special meeting.

Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Source Petroleum Inc. stockholders who hold their Source Petroleum Inc. common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

PROXY VALIDITY

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by the Source Petroleum Inc. board of directors. Any such determination will be final and binding. The Source Petroleum Inc. board of directors will have the right to waive any irregularities or conditions as to the manner of voting. Source Petroleum Inc. may accept proxies by any reasonable form of communication so long as Source Petroleum Inc. can be reasonably assured that the communication is authorized by the Source Petroleum Inc. stockholder.

SUMMARY OF BUSINESS MATTERS TO BE VOTED UPON

This section highlights selected information in this proxy statement-prospectus. The summary may not contain all of the information important to you. To understand our proposals to be voted upon at the meeting, you should read this entire document carefully, including the exhibits filed with the Registration Statement on Form S-4 that is available to the public at the Securities and Exchange Commission’s website at “www.sec.gov”.

All figures in this proxy statement-prospectus are in United States dollars unless otherwise stated and all financial statements are prepared in accordance with United States generally accepted accounting principles.

In this proxy statement/prospectus, unless otherwise indicated or the context otherwise requires, we will refer to Source Petroleum inc., a Nevada corporation herein referred to as Source Nevada and Source Petroleum Inc., an Alberta Canada corporation herein referred to as Source Canada as “we”, “us”, “our” or “the Company”. The procedure by which we will change our domicile from Nevada to Alberta, Canada is referred to as a conversion or a continuance.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This proxy statement-prospectus includes or is based upon estimates, projections or other "forward-looking statements". Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. Such forward-looking statements are based on the beliefs of our company. When used in this proxy statement-prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to us, are intended to identify forward-looking statements, which include statements relating to, among other things, the ability of our company to continue to successfully compete in the telecommunications and financial products market. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current information and judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined in this proxy statement-prospectus commencing on page 8 under "Risk Factors". We caution the reader that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements".

THE CONVERSION AND CONTINUANCE

Our board of directors has approved a plan of conversion dated January 19, 2007, which sets out the proposed terms and effects of the proposed conversion. Subject to obtaining approval from our shareholders holding at least a majority of shares entitled to be voted at the meeting, the conversion will be effective upon the filing of an application, together with Articles of Continuance, along with other documents required by the Alberta Business Corporation Act with the Registrar of Corporations in the Province of Alberta and upon the filing of Articles of Conversion with the Secretary of State of the State of Nevada.

After effecting the continuance, we will be a Canadian corporation governed by the Alberta Business Corporations Act and will be discontinued in the jurisdiction of the State of Nevada. Our shareholders will be subject to the rights and privileges afforded under the Alberta Business Corporations Act. We will continue to conduct the business in which we are currently engaged. Our operations and employees presently exist entirely within Canada, and therefore there will be no material effect on our operations. Our business and operations following the conversion will be identical in most respects to our current business, except that we will no longer be subject to the corporate laws of the State of Nevada but will be subject to the Alberta Business Corporations Act. The Alberta company hereinafter referred to as Source Canada, will be liable for all the debts and obligations of the Nevada company, hereinafter referred to as Source Nevada, and the officers and directors of the Alberta company will be the officers and directors of the Nevada company. The material differences between the laws will not materially affect our business but will affect your rights as a stockholder. The differences between the applicable laws of the two jurisdictions are discussed in greater detail under the heading "Comparative Rights of Stockholders" beginning on page 25.

FACTORS YOU SHOULD CONSIDER

The conversion, which will have the effect of transferring our domicile from Nevada to Alberta, Canada will not have any effect on your relative equity or voting interests in our business. You will continue to hold exactly the same number and type of shares which you currently hold. The continuance will, however, result in changes in your rights and obligations under applicable corporate laws. In addition, the continuance may have tax consequences for you.

REASONS FOR THE CONVERSION

We believe that the change in domicile to Alberta, Canada will allow us to take advantage of significant business and financial advantages that are not otherwise available under the Nevada Revised Statutes of the State of Nevada. Accordingly, our board of directors believes that the conversion should have a favorable impact on our future business operations.

Furthermore, we have entered into a binding Letter of Intent with Fuel-x International Inc., an Alberta corporation, to acquire Fuel-x International Inc. One of the conditions to complete our acquisition of Fuel-x International Inc. is to change our corporate domicile from Nevada to Alberta, Canada. However, we will not be asking you to approve our acquisition of Fuel-x International Inc. at this special meeting. A separate special meeting will be called to consider this transaction after we complete the change of our corporate domicile from Nevada to Alberta, Canada.

RISK FACTORS RELATED TO THE CONVERSION TRANSACTION

Factors such as possible adverse tax consequences and stock price volatility of our common stock following the continuance may affect your interest in owning Source Canada common shares. In evaluating the merits of the proposed conversion, you should carefully consider the risk factors included in this prospectus beginning on page 8

DISSENTERS' RIGHTS

Our shareholders have dissent rights under Chapter 92A of the Nevada Revised Statutes in regards to the continuance from Nevada to Alberta, Canada. To exercise dissent rights, our shareholders must be shareholders of record as of the record date and give written notice to us that they are exercising their dissent rights before the vote on the resolution from which they dissent.

A shareholder who exercises their dissent rights can require us to purchase those shares for cash at fair market value. Please refer to “Dissenters’ Rights” on page 18 for a more comprehensive discussion regarding your dissent rights under Nevada law.

DISSENT RIGHTS ARE SUBJECT TO A NUMBER OF TECHNICAL LEGAL REQUIREMENTS. SHAREHOLDERS WHO DO NOT COMPLY STRICTLY WITH THOSE LEGAL REQUIREMENTS COULD LOSE THEIR RIGHTS. SHAREHOLDERS WHO WISH TO EXERCISE THEIR DISSENT RIGHTS SHOULD SEEK QUALIFIED INDEPENDENT LEGAL ADVICE.

MATERIAL TAX CONSEQUENCES FOR STOCKHOLDERS

The following is a brief summary of the material tax consequences the continuance will have for stockholders. Stockholders should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of the factors affecting the tax consequences for stockholders is set out under "Material United States Federal Tax Consequences" and "Material Canadian Income Tax Consequences."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

On the date of the continuance, the Nevada company must recognize any gain but not any losses to the extent that the fair market value of any of its assets exceeds its taxable basis in such assets. The calculation of any potential gain will need to be made separately for each asset held. No loss will be allowed for any asset that has a taxable basis in excess of its fair market value. We do not believe that any of our assets have a fair market value which is greater or significantly greater than their respective tax basis. Accordingly, we do not expect to recognize material taxable gains as a result of the continuance.

U.S. holders of our stock will not be required to recognize any gain or loss as a result of the continuance. A U.S. stockholder's adjusted basis in the shares of the Alberta company will be equal to such stockholder's adjusted basis in the shares of the Nevada company. A U.S. stockholder's holding period in the shares of the Alberta company will include the period of time during which such stockholder held his or her shares in the Nevada company. For a more complete discussion of the U.S. Income Tax Consequences, please see "Material United States Federal Income Tax Consequences" beginning on page 20

CANADIAN INCOME TAX CONSEQUENCES

On our continuance to Alberta, Canada, the Alberta company will be deemed to dispose of and to immediately re-acquire its assets at their fair market value. If the fair market value of the assets exceed the taxable basis in the assets a tax will be due. Pre-continuance losses are available for use in Alberta.

A Canadian stockholder will not realize a disposition of their Nevada shares on the continuance to Alberta. To the extent a deemed dividend is paid by the Nevada company to a Canadian stockholder, the amount of the dividend will be included in their income. For a more complete discussion of the Canadian Income Tax Consequences, please see "Material Canadian Income Tax Considerations" beginning on page 23

HOW THE CONVERSION WILL AFFECT YOUR RIGHTS AS A STOCKHOLDER

You will continue to hold the same shares you now hold following the continuance of the company to Alberta, Canada. Following the continuance, we will be exempt from the proxy rules and our officers, directors and principal shareholders will be exempt from Section 16 of the Securities Exchange Act of 1934, as amended, because we will qualify as a foreign private issuer. In addition, the rights of stockholders under the Nevada Revised Statutes differ in certain substantive ways from the rights of stockholders under the Alberta Business Corporations Act. Examples of some of the changes in stockholder rights which will result from continuance are:

•

Under Nevada law, unless otherwise provided in the articles of incorporation or the bylaws, stockholders may act without a meeting by written consent of the majority of the voting power of the outstanding common stock entitled to vote on the matter, and notice need not be given to stockholders. Under Alberta law, stockholders may only act by way of a resolution passed at a duly called meeting unless all stockholders otherwise entitled to vote consent in writing.

•

Under Nevada law, amendment of articles requires approval by vote of the holders of a majority of the outstanding stock. Under Alberta law, an amendment to a corporation's charter requires approval by a two-thirds majority vote at a duly called meeting.

•	Dissenter's rights are available to stockholders under more circumstances under Alberta law than under Nevada law.
•

Stockholders have a statutory oppression remedy under Alberta law that does not exist under Nevada law. It is similar to the common law action in Delaware for breach of fiduciary duty, but the Alberta remedy does not require stockholders to prove that the directors acted in bad faith.

•

Under Nevada law, unless otherwise provided in the articles of incorporation or the bylaws, a majority of the voting power constitutes a quorum for the transaction of business at a shareholders' meeting. Under Alberta law, unless otherwise provided in the by-laws, a majority of the voting power constitutes a quorum for the transaction of business at a shareholders' meeting. However, Alberta corporations may provide that a quorum is deemed present when as little as 5% of the issued and outstanding share capital is present. Our proposed by-laws contain a provision that provides a quorum is deemed present when 12.5% or more of the issued and outstanding share capital is present. The provision may be detrimental to the rights of shareholders owning a majority of our voting shares. As a result thereof, resolutions may be passed at shareholders' meetings not attended by such shareholders on matters that would have otherwise not been subject to a vote.

For a more detailed discussion of the differences in the rights of stockholders under Nevada and Alberta law see "Comparative Rights of Stockholders" beginning on page 25.

EXCHANGE OF SHARE CERTIFICATES

Upon the effectiveness of the continuance, our continued company will mail a letter of transmittal with instructions to each holder of record of our common stock outstanding immediately before the effective time of the conversion for use in exchanging certificates formerly representing shares of our common stock for certificates representing shares of our continued company. Certificates should not be surrendered by the holder thereof until they have received the letter of transmittal from our continued company. See page 5 for a more complete discussion regarding the exchange of stock certificates.

PRICE VOLATILITY

We cannot predict what effect the continuance will have on the market price prevailing from time to time or the liquidity of our shares. Market Price Data

Our common shares are currently trading on the OTC Bulletin Board under the symbol SOPO. On the record date of February ____, 2007, the closing price for our company’s common stock on the OTC Bulletin Board was $_____.

Month Ended	High	Low
June 30, 2006	$2.00	$1.62
July 31, 2006	$2.50	$1.65
August 31, 2006	$2.15	$1.80
September 30, 2006	$2.30	$1.72
October 31, 2006	$2.20	$1.60
November 30, 2006	$2.12	$1.75
December 31, 2006	$1.92	$1.20

ACCOUNTING TREATMENT OF THE CONVERSION

For U.S. accounting purposes, conversion of our company from a Nevada corporation to an Alberta one represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost, in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of Source Canada will be those of Source Nevada.

Upon the effective date of the conversion, we will be subject to the securities laws of the province of Alberta. We will qualify as a foreign private issuer in the United States. Before our continuance in Alberta, Canada, we prepared our consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") in the United States. As a Canadian domestic issuer, we will be required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles. For purpose of our annual disclosure obligations in the United States, we will annually file in the United States consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP.

THE SPECIAL MEETING

The special meeting will take place March _____, 2007 _____ [a.m./p.m.] , at the offices of Clark Wilson LLP at 800 – 885 West Georgia Street, Vancouver, B.C. V6C 3H1 Canada. At the special meeting, the holders of our common stock will be asked to approve the conversion proposal and the proposal to adjourn the special meeting, if necessary.

The close of business on February ____, 2007 is the record date for determining if you are entitled to vote at the special meeting. On that date, there were approximately _______________ shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote at the special meeting.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the plan of conversion. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting is required to approve the adjournment proposal.

OUR RECOMMENDATION TO STOCKHOLDERS

Taking into consideration all of the factors and reasons for the conversion set forth above and elsewhere in this proxy statement/prospectus, our board of directors has approved the plan of conversion and recommends that our stockholders vote FOR approval of the plan of conversion and FOR approval of the adjournment proposal.

SUMMARY FINANCIAL INFORMATION

THE FOLLOWING SUMMARY FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2005 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SOURCE NEVADA. THE SUMMARY FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SOURCE NEVADA. THE INFORMATION CONTAINED IN THIS TABLE SHOULD BE READ IN CONJUNCTION WITH OUR "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED HEREIN.

The financial statements of Source Nevada have been prepared in accordance with accounting principles generally accepted in the United States. The application of Canadian generally accepted accounting principles, which will be applicable to our financial statements following the conversion, would not result in any material differences from the Source Nevada financial statements.

	For the nine months ended September 30, 2006	For the year ended December 31, 2005	For the year ended December 31, 2004
Revenue	$7,359	$Nil	$Nil
Net Income (Loss) for the Period	($3,327,211)	($87,565)	($16,241)
Loss Per Share - basic and diluted	($0.03)	$0.00	$0.00
	As at September 30, 2006	As at December 31, 2005	As at December 31, 2004
Working Capital (Deficiency)	$5,184,299	($8,456)	$79,109
Total Assets	$49,181,099	$162	$81,934
Total Liabilities	$Nil	$8,618	$2,825
Weighted Average Number of Shares of Common Stock Outstanding	98,842,500	65,895,000	50,935,980
Total Stockholders' Equity	$49,181,099	($8,456)	$79,109

SECURITY OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES

We have set forth in the following table certain information regarding our shares of common stock beneficially owned as of February 9, 2007 for: (i) each shareholder we know to be the beneficial owner of 5% or more of our shares of common stock; (ii) each of our executive officers and directors; and (iii) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. Except as otherwise noted below, the number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion or option exercise, or otherwise, within 60 days after February 9, 2007. Beneficial ownership calculations for 5% stockholders are based solely on publicly filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Hussein Charanek Director, President, CEO and CFO Suite 310, 330 – 26th Avenue, S.W. Calgary, Alberta T2S 2T3	10,895,000	15.38%
Scott Rogers Director, President, CEO and CFO Suite 310, 330 – 26th Avenue, S.W. Calgary, Alberta T2S 2T3	350,000	0.49%
Directors and Executive Officers as a Group	11,245,000	15.87%

(1)       Based on 70,845,827 shares of common stock issued and outstanding as of February 9, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

BOARD OF DIRECTORS

Our board of directors is currently comprised of Hussein Charanek and Scott Rogers. They will continue to serve as directors of our company after the conversion.

RISK FACTORS

Much of the information included in this proxy statement-prospectus includes or is based upon estimates, projections or other "forward-looking statements". Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, ofr other future performance suggested herein. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined below. We caution readers of this proxy statement-prospectus that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements". In evaluating us, our business and any investment in our business, readers should carefully consider the following factors.

Shares of our common stock are speculative, especially since we are in the exploration-stage of our new business. We operate in a volatile sector of business that involves numerous risks and uncertainties. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Prospective investors should consider carefully the risk factors set out below.

RISKS RELATING TO THE CONTINUANCE

We may owe taxes as a result of the continuance if our conclusions relating to the value of our assets are incorrect.

For U.S. tax purposes, on the date of continuance, we will be treated as though we sold all of our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that "sale." If the fair market value of any of our assets is greater than our tax basis in such assets, we will have taxable gain on the deemed "sale".

We have reviewed our assets, liabilities and paid-up capital and believe that we will not owe material U.S. federal income taxes as a result of the continuance. We believe that the fair market value of most of our assets is not in excess of our tax basis in such assets. We further believe that the fair market value for those assets with a fair market value that is in excess of the tax basis for such assets is not materially excessive. Accordingly, we believe that little or no U.S. taxes will be owed as a result of the proposed continuance. It is possible that the facts on which we based our assumptions and conclusions could change before the continuance is completed. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so. We have also made certain assumptions regarding the tax treatment of this transaction in order to reach our conclusions and it may be possible for some of these assumptions to be interpreted in a different manner which would be less favorable to us. You should understand that it is possible that the federal tax authorities will not accept our valuations or positions and claim that we owe more taxes then we expect as a result of this transaction.

Upon the consummation of the continuance, we may be subject to United States income tax liabilities which may adversely affect our working capital.

Upon the consummation of the continuance, we will be taxed as an Alberta corporation. The American Jobs Creation Act of 2004 includes provisions the effect of which is to treat certain corporations that undergo “inversion transactions” as United States corporations. While we believe that these provisions will not apply to the continuance, there is a risk that the Internal Revenue Service would interpret the rules so as to treat us as a United States corporation. As a result, future income would be subject to United States income tax. We anticipate that we would not have significant income subject to United States tax in the future. We intend to invest in corporations that would be treated as controlled foreign corporations which would have operating businesses outside of the United States. We do not intend to repatriate any income from such corporations in the foreseeable future. As a consequence, we anticipate that any future income that would be subject to United States tax would be minimal.

The stock price of our common shares may be volatile. In addition, demand in the United States for our shares may be decreased by the change in domicile.

The market price of our common shares may be subject to significant fluctuations in response to variations in results of operations and other factors. Developments affecting the oil and gas industry including oil and gas price fluctuations could also have a significant impact on the market price for our shares. In addition, the stock market has experienced a high level of price and volume volatility. Market prices for the stock of many similar companies have experienced wide fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations, which are beyond our control, could have a material adverse effect on the market price of our shares.

We cannot predict what effect, if any, the conversion will have on the market price prevailing from time to time or the liquidity of our common shares. The change in domicile may decrease the demand for our shares in the United States. The decrease may not be offset by expected increased demand for our shares in Canada.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity securities and debt financing to meet our cash requirements and have incurred losses totalling approximately $3,327,211 for the nine month period ended September 30, 2006, and cumulative losses of $3,465,291 to September 30, 2006. Our net cash used in operations for the nine months ended September 30, 2006 was $3,052,810. As of September 30, 2006 we had working capital of $5,184,299 as a result of recent financing activities. We do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

•	drilling and completion costs increase beyond our expectations; or
•	we encounter greater costs associated with general and administrative expenses or offering costs.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been and will be primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We have a history of losses and insignificant operating results.

From inception through to September 30, 2006, we have incurred aggregate losses of approximately $3,465,291. Our loss from operations for the nine month period ended September 30, 2006 was $3,327,211. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will purchase our services, the size of customers’ purchases, the demand for our services, and the level of competition and general economic conditions. If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. Until such time as we generate revenues, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our properties enter commercial production.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have no history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. We were in the business of exploration for gold, copper and other minerals before our acquisition of Source Projects Inc. We have only decided to shift the focus of our exploration activities from mineral to oil and gas after we completed our acquisition of Source Projects Inc. Our company has no operating history in exploration of oil and gas at this time and must be considered in the very early development stage. The success of our company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

The validity of the farmee interest owned by our subsidiary in the farmout agreement between Western Petrochemical Corp. and Scott Oil and Gas Ltd. is disputed. We cannot assure you that the resolution of this dispute will be in favour of our company.

CanWest Petroleum Corporation, the corporate parent of Western Petrochemical Corp., has notified us that it disputes the validity of the farmout agreement between Western Petrochemical Corporation and Scott Oil and Gas Ltd. This farmout agreement relates to rights to explore for oil shales on certain farmout land in the Pasquia Hill area of Saskatchewan. Scott Oil and Gas Ltd. purported transferred its farmee interest in this farmout agreement to 1245147 Alberta Ltd., a wholly owned subsidiary of Source Projects Inc. Despite claims asserted by CanWest Petroleum Corporation, Scott Oil and Gas Ltd. assured us that it believes the farmout agreement is valid and enforceable. We anticipate our company and Scott Oil and Gas Ltd. will need to examine this farmout agreement with CanWest Petroleum Corporation and find a resolution to this dispute. We cannot assure you that the resolution of this dispute will be in favour of our company.

There are significant title risks associated with the properties subject to our farmout agreements.

None of the exploration permits underlying our farmout agreement in Saskatchewan have been converted to development leases. In the event that we do not meet the regulated expenditure requirements, or development conditions to convert our permits to leases or obtain an extension of such development requirements, our right to explore for bitumen or oil shale, as applicable, may be lost. We believe that we have good and proper right, title and interest in and to the permits that we intend to exploit. However, we have not obtained title opinions on any of our interests. Accordingly, ownership of the oil sands exploration rights could be subject to prior unregistered agreements or interests or undetected claims or interests. Furthermore, aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada.

Nature of Oil Sands Exploration and Development involves many risks that we may not be able to overcome.

Oil sands exploration and development is very competitive and involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from any of the properties subject to our farmout agreements. Furthermore, the marketability of any discovered resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

We have not yet established any reserves and resources and we cannot assure you that we will ever establish any reserve or resource on the properties subject to our farmout agreements.

There are numerous uncertainties inherent in estimating quantities of bitumen resources, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of recoverable bitumen resources are based upon a number of factors and assumptions made as of the date on which the resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties and the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the recoverable bitumen, the classification of such resources based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially. No estimates of commerciality or recoverable bitumen resources can be made at this time, if ever.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labour disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The business of resource exploration and development is subject to substantial regulation under Canadian provincial and federal laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil sands bitumen and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil sands exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to the properties subject to our farmout agreements and the oil sands industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, inability to explore and develop or abandonment of these interests.

Permits, leases, licenses, and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses, and approvals will not contain terms and provisions which may adversely affect our exploration and development activities.

RISKS RELATED TO OUR COMMON STOCK

Trading of our stock may be restricted by the SEC’s “Penny Stock” regulations which may limit a stockholder's ability to buy and sell our stock

The U.S. Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common stock on the OTC Bulletin Board is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments

Shares of our common stock are currently quoted on the OTC Bulletin Board. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties are in the exploration stage only and are without known reserves of oil and gas. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

We do not intend to pay dividends on any investment in the shares of stock of our company.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

RISKS RELATED TO OUR COMPANY

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities

Our constating documents authorize the issuance of 4,500,000,000 shares of common stock with a par value of $0.0001 and 5,000,000 shares of preferred stock with a par value of $0.0001. In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Our By-laws do not contain anti-takeover provisions which could result in a change of our management and directors if there is a take-over of our company

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

As a result of a majority of our directors and officers are residents of other countries other than the United States, investors may find it difficult to enforce, within the United States, any judgments obtained against our company or our directors and officers

We do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

CONTINUANCE AND CONVERSION PROPOSAL

BACKGROUND OF THE CONTINUANCE AND CONVERSION PROPOSAL

The Board of Directors of Source Nevada has determined that it is advisable to change the company's domicile from Nevada to Alberta, Canada. Management of Source Nevada has determined that a conversion will be the most effective means of achieving the desired change of domicile. The Nevada Revised Statutes allow a corporation that is duly incorporated, organized, existing and in good standing under Nevada law to convert into a foreign entity pursuant to a plan of conversion approved by the stockholders of the Nevada corporation.

Under the continuance and conversion, Articles of Conversion will be filed with the Secretary of State of Nevada and Articles of Continuance, along with other documents required by the Alberta Business Corporation Act, will be filed with the Registrar of Corporations in the Province of Alberta. Upon the filings, we will be continued as an Alberta company and will be governed by the laws of Alberta, Canada. The assets and liabilities of the Alberta company immediately after the consummation of the conversion will be identical to the assets and liabilities of the Nevada company immediately prior to the conversion. The current officers and directors of the Nevada company will be the officers and directors of the Alberta company. The change of domicile will not result in any material change to the business of Source Nevada and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share, option and warrant of Source Nevada will become one share, option and warrant of the Alberta company. The change in domicile will, however, result in changes in the rights and obligations of current Source Nevada stockholders under applicable corporate laws. For an explanation of these differences see "Comparative Rights of Stockholders". In addition, the conversion may have adverse tax consequences for stockholders. For a more detailed explanation of the circumstances to be considered in determining the tax consequences, see "Material United States Federal Tax Consequences" and "Material Canadian Tax Consequences."

Pursuant to Sections 92A.120 of the Nevada Revised Statutes, the Board of Directors of Source Nevada has adopted resolutions approving the plan of conversion. The effect of this conversion will be to change the domicile of Source Nevada from Nevada to Alberta, Canada. Source Nevada shall file with the Secretary of State of Nevada Articles of Conversion and shall file a Notice of Registered Office, a Notice of Directors and Articles of Continuance with the Registrar under the Alberta Business Corporations Act. Upon the filing of the Plan of Conversion in accordance with Section 92A.205 of the Nevada Revised Statutes and payment to the Secretary of State of Nevada of all prescribed fees, the conversion shall become effective in accordance with Section 92A.240 of the Nevada Revised Statutes. Upon receipt of the Articles of Continuance and payment of all applicable fees, the Registrar shall issue a Certificate of Continuance, and the continuance shall be effective on the date shown in the certificate.

REASONS FOR THE CHANGE OF DOMICILE

We believe that the change in domicile to Alberta, Canada will allow us to take advantage of significant business and financial advantages that are not otherwise available under the Nevada Revised Statutes of the State of Nevada. Accordingly, our board of directors believes that the conversion/continuance should have a favorable impact on our future business operations for the following reasons:

1.	an enhanced ability to pursue business combinations with non-United States entities, including Canadian companies;
2.	an enhanced ability to compete with non-United States entities;

3.	an expansion of our investor base as our shares may become more attractive to non-United States investors; and
4.

we will be able to reduce or eliminate the administrative burden and expense necessary to comply with the United States tax laws with respect to our worldwide income. We expect that we will not have significant operations in the United States. As a result of the conversion/continuance we will be subject to income taxes in the jurisdictions in which we carry on business. The conversion/continuance should permit us to reduce or eliminate the burden and expense of having to report for United States tax purposes the portion of our operations conducted outside the United States and on the portion of our income from United States sources which is not subject to withholding taxes.

Furthermore, we have entered into a binding Letter of Intent with Fuel-x International Inc., an Alberta corporation, to acquire Fuel-x International Inc. One of the conditions to complete our acquisition of Fuel-x International Inc. is to change our corporate domicile from Nevada to Alberta, Canada. You may find a copy of the binding Letter of Intent attached under Exhibit 10.1 of our Form 8-K filed on January 12, 2007. However, we will not be asking you to approve our acquisition of Fuel-x International Inc. at this special meeting. A separate special meeting will be called to consider this transaction after we complete the change of our corporate domicile from Nevada to Alberta, Canada.

In addition to the potential benefits described above, the conversion/continuance will impose some moderate costs on us and will expose us and our shareholders to some risk in terms of potentially greater impediments to enforcement of judgments and orders of United States courts and regulatory authorities against our continued company following the consummation of the continuance. Please see the section titled “Risk Factors” commencing on page 8 for a more comprehensive discussion regarding the risk factors of the continuance. There are also differences between the laws of the State of Nevada and the laws of the Province of Alberta, Canada. Please see the section titled “Comparative Rights of Stockholders” commencing on page 25 for a more comprehensive discussion regarding our shareholders’ rights before and after the proposed continuance. Regardless of these risks and costs associated with the continuance, our board of directors has determined that the potential advantages of the continuance outweigh the risks and costs.

Although our board of directors evaluated variations in the basic structure of the continuance, our board of directors believes that, based on advice from management and its professional advisors, the proposed structure of our continued company, as an Alberta corporation, is the best structure to provide the advantages which we are seeking, without substantial operational or financial risks. Consequently, our board of directors did not consider any alternative to the continuance. No assurance can be given, however, that the anticipated benefits of the continuance will be realized.

EFFECTIVE TIME OF THE CONVERSION

The continuance and conversion will become effective upon:

•	The approval of the Plan of Conversion by the stockholders of Source Nevada;
•	The delivery of duly executed articles of conversion to the Secretary of State of the State of Nevada in accordance with Section 92A.205 of the Nevada Revised Statutes; and
•	The issuance of a Certificate of Continuance by the Director of Business Corporations under the Alberta Business Corporations Act.

We anticipate that the Articles of Conversion and Articles of Continuance will be filed promptly after the Special Meeting of Source Nevada stockholders. Therefore, the only condition required for us to effect the Plan of Conversion and became continued into Alberta is that our stockholders must duly approve the Plan of Conversion.

CONDITIONS TO THE CONSUMMATION OF THE CONVERSION

The Board of Directors of Source Nevada has adopted and approved the plan of conversion. The only other material actions required to consummate the conversion are the approval of the stockholders of Source Nevada in accordance with Section 92A.120 of the Nevada Revised Statutes, the filing of the Articles of Conversion with the Secretary of State of Nevada and the filing of Articles of Continuance, along with other documents required by the Alberta Business Corporations Act, with the Alberta Registrar of Corporations.

EXCHANGE OF SHARE CERTIFICATES

No exchange of certificates that, prior to the effective time of the continuance, represented shares of Source Nevada common stock is required with respect to the continuance and the transactions contemplated by the conversion plan. Promptly after the effective time of the conversion, we shall mail to each record holder of certificates that immediately prior to the effective time of the conversion represented shares of Source Nevada common stock, a letter of transmittal and instructions for use in surrendering those certificates. Upon the surrender of each certificate formerly representing Source Nevada stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of Source Canada and the stock certificate representing shares in the Source Nevada shall be cancelled.

STOCK OPTIONS AND WARRANTS

As of the effective time of the conversion, all warrants and options to purchase shares of Source Nevada common stock granted or issued prior to the effective time of the conversion will become warrants and options to purchase shares in Source Canada as continued under the Alberta Business Corporations Act.

SHARES BEING REGISTERED

At the date of this prospectus/proxy statement, there were 70,845,827 shares of our common stock issued and outstanding. This prospectus/proxy statement relates to the 70,845,827 shares of our common stock that, upon approval of the resolution at the special meeting and the completion of the necessary procedures under the Nevada Revised Statutes and Alberta Business Corporations Act, will be issued and registered as common shares of Source Canada.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PLAN OF CONVERSION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS

In reaching its decision, the board reviewed the fairness to Source Nevada and its stockholders of the proposed continuance and considered, without assigning relative weights to, the following factors:

•	the fact that all of the company's operations, assets and employees and current principal executive offices are currently located in Canada;
•

the fact that we must complete the proposed continuance before we can complete our proposed acquisition of Fuel-x International Inc. pursuant to our bind Letter of Intent with Fuel-x International Inc.;

•	the belief of the board of directors that the continuance may provide new financing opportunities for the company;
•	the belief that there will be minimal or no tax consequences to Source Nevada from the proposed continuance; and
•	the fact that stockholders have an opportunity to vote on the proposed continuance.

Without relying on any single factor listed above more than any other factor, the board of directors, based upon their consideration of all such factors taken as a whole, concluded that the proposals are fair to Source Nevada and its stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PLAN OF CONVERSION PROPOSAL DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

In addition to the conversion proposal, our board of directors is also soliciting proxies to authorize us to adjourn the special meeting on one or more occasions, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion. This will increase the likelihood of ultimate passage of the plan of conversion proposal.

OUR BOARD OF DIRECTORS' HAS UNANIMOUSLY APPROVED THE ADJOURNMENT PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADJOURNMENT PROPOSAL DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

DISSENTERS' RIGHTS

Under Section 92A.120 of the Nevada Revised Statutes, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its outstanding shares on the record date for a stockholder vote are required to approve and adopt a plan of conversion. Our board of directors has approved and adopted our plan of conversion by unanimous written consent. If the conversion is completed, eligible holders of Source Nevada common stock that follow the procedures summarized below will be entitled to dissenters' rights under Sections 92A.300 to 92A.500 of the Nevada Revised Statutes.

THE FOLLOWING IS A DISCUSSION OF THE MATERIAL PROVISIONS OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE NEVADA REVISED STATUTES AS SET FORTH IN SECTIONS 92A.300 TO 92A.500 OF THE NEVADA REVISED STATUTES, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX E. YOU SHOULD READ APPENDIX E IN ITS ENTIRETY. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF OUR COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THEIR DISSENTERS' RIGHTS. FAILURE TO PROPERLY DEMAND AND PERFECT DISSENTERS' RIGHTS IN ACCORDANCE WITH SECTIONS 92A.300 TO 92A.500 OF THE NEVADA REVISED STATUTES WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

Eligible Source Nevada shareholders who wish to assert dissenters' rights:

•

must deliver to Source Nevada, before the vote is taken on the conversion proposal at the special shareholders' meeting, a written notice of the shareholder's intent to demand payment for his or her shares if the conversion is effectuated; and

•	must not vote his or her shares in favor of the conversion.

Thus, any of Source Nevada shareholders who wish to dissent and execute and return a proxy in the accompanying form or votes at the special meeting must not vote “FOR” the continuance and must provide a written notice of intent to demand payment for dissent rights. If the shareholder either does not provide the written notice of intent to dissent, returns a proxy without voting instructions or with instructions to vote “FOR” the continuance, or votes in person or by proxy at the special shareholders’ meeting “FOR” the continuance, his or her shares will be counted as votes in favour of the continuance and the shareholder will lose any dissent rights.

If the conversion is authorized by the shareholders, Source Nevada will send a written dissenters' notice to all eligible shareholders who provided timely notice of their intent to demand payment for their shares and who did not vote their shares in favor of the conversion, within 10 days after effectuation of the conversion. The notice will:

•	state where the demand for payment must be sent and where and when certificates for Source Nevada shares are to be deposited;
•	supply a form for demanding payment;

•	set a date by which we must receive the demand for payment, which may not be less than 30 or more than 60 days after the date the notice is delivered; and
•	be accompanied by a copy of Sections 92A.300 through 92A.500 of the NRS;

An eligible shareholder to whom a dissenter's notice is sent must, by the date set forth in the dissenter's notice:

•	demand payment; and
•	deposit his or her certificates in accordance with the terms of the dissenter's notice.

Eligible shareholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenter's notice, will not be entitled to demand payment for their shares under Nevada law governing dissenters' rights.

Within 30 days after receipt of a valid demand for payment, we will pay each dissenter who complied with the procedures described by the Nevada dissenters' rights statute the amount we estimate to be the fair value of the shares, plus accrued interest. The payment will be accompanied by:

•

our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that fiscal year, a statement of changes in shareholders' equity for that fiscal year and the latest available interim financial statements, if any;

•	a statement of our estimate of the fair value of the shares;
•	an explanation of how the interest was calculated;
•	a statement of dissenters' rights to demand payment under Section 92A.480 of the NRS; and
•	a copy of Sections 92A.300 through 92A.500 of the NRS.

An eligible dissenter may notify us in writing of the dissenter's own estimate of the fair value of the shares and interest due, and demand payment based upon his or her estimate, less our fair value payment or offer for payment, or reject the offer for payment made by us and demand payment of the fair value of the dissenter's shares and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand such payment unless the dissenter notifies us of his demand in writing within 30 days after we made or offered payment for the dissenter's shares.

If a demand for payment remains unsettled, we will commence a proceeding within 60 days after receiving the demand for payment and petition the court to determine the fair value of the shares of Source Nevada common stock and accrued interest. If we do not commence the proceeding within the 60-day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Each dissenter who is made a party to the proceeding is entitled to a judgment:

•	for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by us; or
•	for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which we elected to withhold payment pursuant to Nevada law.

Under Nevada law, the fair value of shares of Source Nevada common stock means the value of the shares immediately before the consummation of the conversion, excluding any increase or decrease in value in anticipation of the conversion unless excluding such increase or decrease is inequitable. The value determined by the court for the Source Nevada common stock could be more than, less than, or the same as the conversion consideration, but the form of consideration payable as a result of the dissent proceeding would be cash.

The court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in the amounts the court finds equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

•	against us in favor of all dissenters if the court finds we did not substantially comply with the Nevada dissenters' rights statute; or
•

against either us or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters' rights provided under the Nevada dissenters' rights statute.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

If a proceeding is commenced because we did not pay each dissenter who complied with the procedures described by the Nevada dissenters' rights statute the amount we estimated to be the fair value of the shares, plus accrued interest, within 30 days after receipt of a valid demand for payment, the court may assess costs against us, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. The assessment of costs and fees, if any, may also be affected by Nevada law governing offers of judgment.

The foregoing summary of the material rights of eligible dissenting stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Nevada law.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL

The following sections summarize material provisions of United States federal income tax laws that may affect our stockholders and us. Although this summary discusses the material United States federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the United States consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effect of the U.S. federal estate tax laws or the effects of any state or local tax law, rule or regulation, nor is any information provided as to the effect of any other United States or foreign tax law, other than the income tax laws of the United States to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this prospectus and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation. YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE UNITED STATES INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This portion of the summary applies to U.S. holders who own our common shares as capital assets. U.S. holders include individual citizens or residents of the United States, corporations (or entities treated as corporations for U.S.

federal income tax purposes), and partnerships organized under the laws of the United States or any State thereof or the District of Columbia. Trusts are U.S. holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to substantial trust decisions. An estate is a U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. U.S. holders who own interests indirectly through one or more non-U.S. entities or carry on business outside the United States through a permanent establishment or fixed place of business, or U.S. holders who hold an interest other than as a common shareholder, should consult with their tax advisors regarding their particular tax consequences.

This summary also describes certain U.S. federal income tax consequences to Canadian holders following the continuance, who are specifically those persons resident in Canada who own our common shares as capital assets. The discussion is limited to the U.S. federal income tax consequences to Canadian holders of their ownership and disposition of the common shares of the company as a result of the continuance and assumes the Canadian holders have no other U.S. assets or activities.

This discussion is based on the Internal Revenue Code of 1986, as amended, adopted and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions, and current administrative practice, all of which are subject to change, perhaps with retroactive effect. Any such change could alter the tax consequences discussed below. No ruling from the IRS will be requested concerning the U.S. federal income tax consequences of the continuance. The tax consequences set forth in the following discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court. As indicated above, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances or to U.S. holders subject to special treatment under the U.S. Internal Revenue Code, including, without limitation, banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, S corporations, individual retirement and other deferred accounts, application of the alternative minimum tax rules, holders who received our stock as compensation, persons who hold notes or stock as part of a hedge, conversion, or constructive sale transaction, straddle, or other risk-reduction transaction, persons that have a "functional currency" other than the U.S. dollar, and persons subject to taxation as expatriates. Furthermore, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes.

This summary does not address the U.S. federal income tax consequences to a U.S. holder of the ownership, exercise, or disposition of any warrants or options.

U.S. TAX CONSEQUENCES TO THE COMPANY

While the continuance of the Company from Nevada to Alberta, Canada is actually a migration of the corporation from Nevada to Alberta, Canada, for tax purposes, the continuance is treated as the transfer of our assets to the Alberta company in exchange for stock of the Alberta company. This is to be followed by a distribution of the stock in the Alberta company to our stockholders, and then the exchange by Source Nevada's stockholders of their Source Nevada stock for Source Canada stock. As a Nevada company, we must recognize gain (but not loss) on the assets held by us at the time of the conversion to the extent that the fair market value of any of our assets exceeds their respective basis in the assets. The calculation of any potential gain will need to be made separately for each asset held by Source Nevada. No loss will be allowed for any asset that has a taxable basis in excess of its fair market value. We do not believe the current fair market value of the assets held by Source Nevada exceeds or materially exceeds their respective basis. Accordingly, we are not expecting Source Nevada to recognize material taxable gains as a result of the continuance.

U.S. TAX CONSEQUENCES TO U.S. AND CANADIAN SHAREHOLDERS

The continuance should be treated by shareholders as the exchange by them, of their stock for stock of the Alberta company. The shareholders will not be required to recognize any U.S. gain or loss on this transaction. A shareholder's adjusted basis in the shares of Source Canada received in the exchange will be equal to such shareholder's adjusted basis in the shares of Source Nevada surrendered in the exchange. A shareholder's holding period in the shares of Source Canada received in the exchange should include the period of time during which such shareholder held his or her shares in Source Nevada.

Shareholders exercising dissenters' rights will recognize capital gain or loss with respect to their receipt of payment in cash of the fair value of their Source Nevada shares in the amount by which the fair value payment exceeds or is less than the basis in their Source Nevada shares.

CONTROLLED FOREIGN CORPORATION CONSIDERATIONS

There is currently no single U.S. shareholder of Source Nevada that owns (directly or indirectly) at least 10% of the Source Nevada shares. Further, the total combined ownership of all U.S. shareholders is less than 50%. Therefore, the Controlled Foreign Corporation ("CFC") rules under Internal Revenue Code ("IRC") Sections 951 - 959 will not apply to Source Canada and its U.S. shareholders immediately after the continuance. Any United States person who owns (directly or indirectly) 10% or more of the total combined voting power of all classes of stock entitled to vote of a foreign corporation, such as Source Canada, will be considered a "United States shareholder" under the CFC rules. If, in the future, "United States shareholders" (as defined above) own more than 50% of the total combined voting power of all classes of Source Canada stock entitled to vote or own more than 50% of the value of Source Canada stock, Source Canada will be considered to be a CFC for U.S. tax purposes. In such situation, the "United States shareholders" would likely be subject to the effects of the CFC rules, and should consult with their tax advisors regarding their particular tax consequences.

FOREIGN PERSONAL HOLDING COMPANY CONSIDERATIONS

There is not currently a group of five or fewer U.S. shareholders of Source Nevada that owns (directly or indirectly) more than 50% of the Source Nevada shares. Therefore, the Foreign Personal Holding Company ("FPHC") rules under IRC Sections 551 - 558 will not apply to Source Canada immediately after the continuance. If, in the future, any group of five or fewer U.S. shareholders owns (directly or indirectly) more than 50% of Source Canada's stock, the U.S. shareholders may be subject to the FPHC rules, depending on the type of income earned by the company. Should that situation occur, the U.S. shareholders should consult with their tax advisors regarding their particular tax consequences.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

After the continuance, Source Canada and every U.S. shareholder of Source Canada will need to annually evaluate whether Source Canada is a Passive Foreign Investment Company ("PFIC") under IRC Sections 1291 - 1298. If, at any time after the continuance, Source Canada were considered a PFIC, the company and all U.S. shareholders of Source Canada would need to consider various potential reporting requirements, tax elections, and tax liabilities imposed under the PFIC rules. In such situation, the company and all U.S. shareholders should consult with their tax advisors regarding their particular tax consequences.

If Source Canada generates revenues in any tax year that are at least 75% passive income (dividends, interest, royalties, rents, annuities, foreign currency gains, and gains from the sale of assets generating passive income), Source Canada will be considered a PFIC for that year and for all future years. In addition, if 50% or more of the gross average value of Source Canada's assets in any tax year consist of assets that would produce passive income (including cash and cash equivalents held as working capital), Source Canada will be considered a PFIC for that year and for all future years.

POST-CONTINUANCE U.S. TAXATION OF INCOME, GAINS AND LOSSES

After the continuance, Source Canada will not have any U.S. activities or operations. As long as Source Canada does not develop a permanent establishment in the U.S., the operations of Source Canada will not be subject to U.S. income tax. If Source Canada receives dividends, interest, rent, or royalties from any U.S. entity, those amounts will be subject to withholding tax (which will be withheld and remitted to the US Treasury by the U.S. entity paying the dividends or interest) under the convention between the United States of America and Canada with respect to taxes on income and capital. Depending on the particular situation, such amounts may be available to offset taxes imposed by the country of residence of a particular stockholder.

POST-CONTINUANCE SALE OF SOURCE CANADA SHARES

A U.S. shareholder who sells his or her shares of Source Canada will generally recognize capital gain (or loss) equal to the amount by which the cash received pursuant to sale of the shares exceeds (or is exceeded by) such holder's adjusted basis in the shares surrendered. If the U.S. shareholder's holding period for the Source Canada shares (which includes the holding period for the Source Nevada shares) is less than one year, the U.S. shareholder will recognize ordinary income (or loss) on the sale of his or her shares.

POST-CONTINUANCE DIVIDENDS ON SOURCE CANADA SHARES

Any dividends received by U.S. shareholders of Source Canada will be recognized as ordinary income by the shareholders for U.S. tax purposes. Any Canadian tax withheld by Canada Customs & Revenue Agency on such dividends will be available as a foreign tax credit to the U.S. shareholders. In general, any Canadian income tax withheld from dividends paid to U.S. shareholders can be used by the shareholder to offset the U.S. income tax assessed on the dividends. The amount of the Canadian taxes that can be used as a foreign tax credit will depend on the particular tax situation of each U.S. shareholder. Each U.S. shareholder should consult with a tax advisor regarding the calculation of any available foreign tax credit available in his or her particular tax consequences.

MATERIAL CANADIAN TAX CONSEQUENCES

GENERAL

The following sections summarize material provisions of Canadian federal income tax laws that may affect our stockholders and us. Although this summary discusses the material Canadian federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the Canadian tax consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effects of any provincial or local tax law, rule or regulation, nor is any information provided as to the effect of any other Canadian federal or foreign tax law, other than the income tax laws of Canada to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this prospectus and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation. YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

CANADIAN INCOME TAX CONSIDERATIONS

The following general summary is our understanding of the Canadian federal income tax consequences of the proposed continuance of Source Nevada to Alberta, Canada as it applies to Source Canada and to those individual Canadian resident stockholders to whom shares of the Nevada company constitute "capital property" for the purposes of the Income Tax Act (Canada) (the "Act"). This summary also describes the principal Canadian federal income tax consequences of the proposed continuance of Source Nevada to Alberta, Canada to non-resident individual stockholders who do not carry on business in Canada. Stockholders should consult their own Canadian tax advisors on the Canadian tax consequences of the proposed continuance.

This summary is based upon our understanding of the current provisions of the Act, the regulations thereunder in force on the date hereof (the "Regulations"), any proposed amendments (the "Proposed Amendments") to the Act or Regulations previously announced by the Federal Minister of Finance and our understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action other than the Proposed Amendments, nor does it take into account provincial or foreign tax considerations, which may differ significantly from those discussed herein.

CONSEQUENCES OF CONTINUANCE TO ALBERTA, CANADA

CANADIAN CORPORATION

As a result of being granted articles of continuance to Alberta, Canada, Source Canada will be deemed to have been incorporated in Alberta, Canada from that point onwards, and not to have been incorporated elsewhere.

NOT FOREIGN PROPERTY

As of the date of continuance, Source Canada shares will not be considered foreign property for investment by a registered pension plan, registered retirement savings plan or deferred profit sharing plan. It is not likely that the Source Canada shares will ever be considered foreign property.

DEEMED DISPOSITION

As a result of the continuance to Alberta, Canada, Source Canada will be deemed to have disposed of, and immediately reacquired, all of its assets at their then fair market value. Gains arising on the deemed disposition of taxable Canadian property (if any) are taxable in Canada (subject to exclusion by the Canada-United States income tax treaty). Since all of our property is located in Canada, all of our property is taxable Canadian property.

Pre-continuance accrued gains on a subsequent disposition by Source Canada are not subject to further Canadian tax. Pre-continuance accrued losses are available for future use in Canada. The effect of this provision is that Source Canada's assets are re-stated for Canadian income tax purposes at their fair market value as at the time of continuance to Canada.

NEW FISCAL PERIOD

We will be deemed to have a year-end immediately prior to our continuance to Alberta, Canada. For Canadian income tax purposes, Source Canada will be able to choose a new fiscal year end falling within the 12 months following the effective date of the continuance.

CONSEQUENCES OF CONTINUANCE TO CANADIAN STOCKHOLDERS

NO DEEMED DISPOSITION

A stockholder will not realize a disposition of their Source Nevada shares on the continuance to Canada. For Canadian income tax purposes, the income tax cost of their Source Canada shares will be equal to the income tax cost of their Nevada shares. On a subsequent sale of Source Canada shares, a capital gain or loss will result equal to the proceeds of disposition less the income tax cost of their Source Canada shares and any related selling costs.

DEEMED DIVIDEND

The deemed disposition of Source Nevada's assets will result in a decrease in the income tax cost of certain of its assets. To the extent there is an adjustment in the income tax cost of Source Canada's assets, a corresponding adjustment to the paid up capital of Source Canada's shares will be made to insure their paid up capital does not exceed the difference between the adjusted income tax cost of its assets (as adjusted by the deemed disposition) and its outstanding liabilities. If a decrease in Source Canada's paid up capital is required, such decrease is allocated pro-rata amongst Source Canada's shares.

If an increase in the income tax cost of Source Canada's asset values is realized, Source Canada may elect to increase the paid up capital of its shares prior to continuing to Canada. In the event Source Canada makes such an election, it will be deemed to have paid a dividend to its stockholders. Canadian stockholders that are deemed to have received such a dividend must include that dividend in income. In such a situation, the amount of the dividend will be added to the stockholders' income tax cost of their Source Canada shares. Since the tax consequences would be detrimental to individual stockholders if we were to increase the income tax cost, we do not plan to make such an election.

INTEREST EXPENSE

Source Nevada's continuance to Canada will not affect the deductibility of interest incurred on money borrowed to purchase shares of Source Nevada. Generally, interest that is currently deductible will continue to be deductible by a stockholder after our continuance to Canada, as long as the stockholder continues to own Source Canada shares.

CONSEQUENCES OF CONTINUANCE TO NON-RESIDENT STOCKHOLDERS

On the continuance of Source Nevada to Alberta, the income tax cost of a non-resident's Source Canada shares will be equal to their fair market value at the time of continuance to Alberta. A subsequent disposition of Source Canada shares by a non-resident stockholder will not be subject to tax in Canada provided his shares are not taxable Canadian property.

To the extent Source Canada pays a dividend to a non-resident stockholder, such dividend is subject to a 25% withholding tax (to be reduced by an income tax treaty between Canada and the non-resident stockholder's country of residence). Under the treaty, most shareholders of Source Canada would be subject to a 15% withholding tax. Any shareholders that are corporation and that own 10% or more of Source Canada would be subject to a 5% withholding tax.

COMPARATIVE RIGHTS OF STOCKHOLDERS

After the conversion, the stockholders of the former Nevada corporation will become the holders of shares of a Canadian company organized under the Alberta Business Corporations Act. Differences between the Nevada Revised Statutes and the Alberta Business Corporations Act, will result in various changes in the rights of stockholders of Source Petroleum Inc. It is impractical to describe all such differences, but the following is a description of some of the material differences. This description is qualified in its entirety by reference to the Nevada Revised Statutes and the Alberta Business Corporations Act.

REMOVAL OF DIRECTORS

NEVADA. Any director, or the entire Board, may be removed with or without cause, but only by the vote of not less than two thirds of the voting power of the company at a meeting called for that purpose. The directors may fill vacancies on the board.

ALBERTA, CANADA. Any director, or the entire Board, may be removed with or without cause, but only by a majority vote at a meeting of shareholders called for that purpose. The directors may fill vacancies on the Board subject to the provisions of the articles of the corporation and the Alberta Business Corporations Act.

INSPECTION OF STOCKHOLDERS LIST

NEVADA. Under Nevada law, any stockholder of record of a corporation who has held his shares for more than six months or any stockholder holding at least 5% of all of its outstanding shares, is entitled to inspect, during normal business hours, the company's stock ledger and make extracts therefrom. Nevada Law also provides that a Nevada company may condition such inspection right upon delivery of a written affidavit stating that inspection is not desired for any purpose not related to the stockholder's interest in the company.

ALBERTA, CANADA. Under Alberta law, where a corporation has previously distributed its shares to the public, any person may, on payment of a reasonable fee, require a corporation to furnish a list setting out the names and addresses of the stockholders of a corporation and the number of shares held by each stockholder. In order to obtain such a list, a statutory declaration must also be provided confirming that the list will only be used in connection with an effort to influence voting of the stockholders, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

NEVADA. Under Nevada law, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable if:

•

the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transactions in good faith by a vote sufficient for the purpose, without counting the vote or votes of the common or interested director or directors;

•

the fact of the common directorship, office or financial interest is known to the stockholders and they approve or ratify the contract or transaction, in good faith, by a majority vote of stockholders holding a majority of the voting power;

•	the fact of common directorship, office or financial interest is not known to the director or officer at the time of the transactions is brought before the board of directors for actions; or
•	the contract or transaction is fair to the corporation at the time it is authorized or approved.

Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of disinterested directors may authorize, approve or ratify a contract or transaction.

ALBERTA, CANADA. Under Alberta law, a material contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and another entity in which a director or officer of the corporation is a director or officer, or in which the director or officer has a material interest in, is not invalid nor is the director or officer accountable to the corporation for any profit realized, if the director or officer has disclosed the nature and extent of his interest and the contract or transaction was approved by the directors or the shareholders and it was reasonable and fair to the corporation at the time it was approved. Interested directors may be counted for the purpose of determining a quorum at a meeting of directors called to authorize the contract.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

NEVADA. Nevada law allows a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including attorneys’ fees and amounts paid in settlement) and, provided that such individual, or indemnitee, acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable grounds to believe his or her conduct was lawful. Nevada law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses including amounts paid in settlement and attorneys’ fees in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favour if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper.

Nevada law also provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either:

•	by the stockholders;
•	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding;
•	if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or
•	if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ALBERTA, CANADA. Alberta law provides that a corporation may indemnify a director or officer or former director or officer of the corporation against costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual, in respect of a proceeding to which such person was a party by reason of being or having been a director or officer, if the person:

•	acted honestly and in good faith with a view to the best interests of the corporation; and
•	in the case of a criminal or administrative proceeding enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

Where the indemnity is in respect of an action by or on behalf of the corporation to procure a judgment in its favor to which the director or officer is made party, such indemnity is only available if the director or officer fulfills above two conditions.

NOTICE AND CALL OF SHAREHOLDER MEETINGS

NEVADA. Unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call annual and special meetings of the stockholders. Additionally, a notice of the meeting of stockholders shall be given not less than 10 nor more than 60 days before the meeting.

ALBERTA, CANADA. The directors of a corporation shall call an annual meeting of shareholders to be held not later than 18 months after the date of its incorporation and subsequently not later than 15 months after holding the last preceding annual meeting, and may at any time call a special meeting of shareholders. A notice of the time and place of a meeting of shareholders shall be sent not less than 21 days and not more than 50 days before the meeting.

VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

NEVADA. Approval of mergers, conversion, amendments to the articles of incorporation, and sales, leases or exchanges of all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if:

•	the merger does not amend the articles of incorporation of the corporation;
•	each outstanding share immediately prior to the merger is to be an identical share after the merger;
•

the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and

•

the number of participating shares (i.e. shares that entitle their holders to participate without limitation in distribution) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

ALBERTA, CANADA. Approvals of amendment of articles, amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), continuances into other jurisdictions, and sales, leases or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a two-thirds majority vote at a duly called meeting.

STOCKHOLDERS' CONSENT WITHOUT A MEETING

NEVADA. Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after taking the actions, a written consent is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an actions at a meeting, then that proportion of written consent is required. In no instance where actions is authorized by written consent need a meeting of the stockholders be called or notice given.

ALBERTA, CANADA. Any action required or permitted to be taken at a meeting of the stockholders may be taken by a written resolution signed by all the stockholders entitled to vote on such resolution.

STOCKHOLDER VOTING REQUIREMENTS

NEVADA. Unless the articles of incorporation or bylaws provide for different proportions, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. In all matters other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Under Nevada law, amendment of articles requires approval by persons holding a majority of a corporation's outstanding voting shares without regard to the number of shares that may be present at a meeting in person or by proxy. Directors must be elected by a plurality of the votes cast at the election. Where a separate vote by a class or series required, a majority of the voting power of the class or series that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business. An act by the stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.

ALBERTA, CANADA. Unless the by-laws otherwise provide, a quorum of stockholders is present for a meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. It is common practice for companies to provide for a quorum of stockholders to be deemed present when as little as 5% of the issued and outstanding share capital entitled to vote is present in person or represented by proxy. Our proposed bylaws provide that a quorum of shareholders is present at a meeting of shareholders if at least 2 persons are present in person or by proxy who hold or represent by proxy, in the aggregate, not less than 12.5% of the shares entitled to be voted at the meeting. This provision may be detrimental to the rights of shareholders owning a majority of our voting shares. As a result thereof, resolutions may be passed at shareholders' meetings not attended by such shareholders on matters that would have otherwise not been subject to a vote. Except where the Alberta Business Corporations Act requires approval by a special resolution, requiring approval by a two-thirds majority of the votes cast by the shareholders who voted on a resolution, a simple majority of the votes cast by the shareholders who voted on a resolution is required to approve any resolution properly brought before the stockholders. The holders of shares of a class or a series are entitled to vote separately as a class or series on a proposal to amend the articles in some circumstances. A vote to approve any such amendment is passed if approved by a two-thirds majority of the votes cast by the holders of the shares of each class or series entitled to vote separately on the amendment as a class or series.

DIVIDENDS

NEVADA. A corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

ALBERTA, CANADA. A corporation is prohibited from declaring or paying a dividend if there are reasonable grounds for believing that the corporation, is or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the corporation's assets would be less than the total of its liabilities and stated capital of all classes.

ANTI-TAKEOVER PROVISIONS

NEVADA. Nevada's "Acquisition of Controlling Interest Statute" applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company's stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror's shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the "fair value" of their shares. The Nevada statute also restricts a "business combination" with "interested shareholders", unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A "combination" includes:

•	any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;
•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets; an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or representing 10% or more of the earning power or net income of the corporation;

•

any issuance or transfer of shares of the corporation or its subsidiaries, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to the "interested stockholder”

•	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder";
•	certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the "interested stockholder"; or
•	the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder."

An "interested stockholder" is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation's voting stock. A corporation to which this statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three year period expires, the combination may be consummated if all applicable statutory requirements are met.

ALBERTA, CANADA. There is no provision under Alberta law similar to the Nevada Acquisition of Controlling Interest Statute.

APPRAISAL RIGHTS; DISSENTERS' RIGHTS

NEVADA. Nevada law limits dissenters rights in a merger, when the shares of the corporation are listed on a national securities exchange, included in the National Market System established by the National Association of

Securities Dealers, Inc. or are held by at least 2,000 shareholders of record, unless the shareholders are required to accept in exchange for their shares anything other than cash or

•	shares in the surviving corporation if the surviving corporation is publicly listed on a national securities exchange or held by more than 2,000 shareholders;
•	shares in another entity that is publicly listed on a national securities exchange or held by more than 2,000 shareholders; or
•	any combination of cash or shares in an entity described above.

Also, the Nevada law does not provide for dissenters' rights in the case of a sale of assets.

ALBERTA, CANADA. Under the Alberta Business Corporations Act, stockholders have rights of dissent where the corporation amends its articles to change any provisions restricting or constraining the issue or transfer of ownership of shares of a class, or to add, change or remove restrictions on the business or businesses the corporation may carry out. Stockholders also have dissent rights where a corporation proposes to amalgamate, other than with a wholly owned subsidiary corporation, or add or remove an express statement establishing the unlimited liability of shareholders, or continue to another jurisdiction, or sell, lease or exchange all or substantially all of its property.

STATUTORY OPPRESSION REMEDY

NEVADA. There is no provision under Nevada law similar to the Alberta Oppression Remedy Statute described below.

ALBERTA, CANADA. Under the Alberta Business Corporations Act, shareholders, creditors, officers, or directors of a corporation may apply to a court for relief for acts or omissions by a corporation, directors, or other affiliates that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of such persons. The court may issue an order:

•	restraining the conduct complained of;
•	appointing a receiver;
•	to regulate a corporation's affairs by amending its articles or bylaws;
•

declaring that any amendment made to the articles or bylaws pursuant to the above operates notwithstanding any unanimous shareholder agreement made before or after the date of the order, until the court otherwise orders;

•	directing an issue or exchange of securities;
•	appointing directors in place of or in addition to all or any of the directors then in office;
•	directing a corporation subject to repurchase restrictions related to the solvency of the corporation, or any other person to purchase securities of a security holder;
•	directing a corporation or any other person to pay to a security holder any part of the money paid by the security holder for securities;
•	directing a corporation subject to dividend payment restrictions related to the solvency of the corporation, to pay a dividend to its shareholders or a class of its shareholders;
•	varying or setting aside a transaction or contract to which a corporation is a party and compensating the corporation or any other party to the transaction or contract;

•

requiring a corporation, within a time specified by the court, to produce to the court or an interested person financial statements in the form required to be produced at an annual shareholders' meeting or an accounting in any other form the court may determine;

•	compensating an aggrieved person;
•	directing rectification of the registers or other records of a corporation;
•	for the liquidation and dissolution of the corporation;
•	directing an investigation to be made of the corporation or any of its affiliated corporations;
•	requiring the trial of any issue;
•	granting leave to the applicant to;
•	allowing an action in the name and on behalf of the corporation or any of its subsidiaries; or
•

allowing intervention in an action to which the corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or any of its subsidiaries.

OTCBB LISTING

Our common stock is currently listed on OTCBB under the symbol “SOPO”. We expect that immediately following the continuance, the common shares of our continued company will be listed on the OTCBB under the symbol “SOPOF”.

EFFECT OF THE CONTINUANCE

The continuance will not operate to prejudice or affect the continuity of our company, affect the property of our company or render defective any legal or other proceedings instituted or to be instituted by or against our company or any other person.

ACCOUNTING TREATMENT

The continuance of our company from Nevada to Alberta, Canada represents, for U.S. accounting purposes, a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost, in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of Source Canada will be those of Source Nevada.

Upon the effective date of the conversion, we will be subject to the securities laws of Alberta, Canada as those laws apply to Canadian domestic issuers. We will qualify as a foreign private issuer in the United States. Before our continuance in Alberta, we prepared our consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") in the United States. As a Canadian domestic issuer, we will be required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles. For purpose of our annual disclosure obligations in the United States, we will annually file in the United States consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP.

BUSINESS OF SOURCE PETROLEUM INC.

This proxy statement-prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects",

"plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

CORPORATE HISTORY

We were established through the merger of Pacific Petroleum Inc. and Red Sky Resources Inc. on December 20, 2004 with Red Sky Resource Inc. as the surviving corporation. We acquired 25 mineral claims located in the Iliamna Lake area of Alaska covering an area of 4,000 acres that we believe are prospective for gold and copper mineral deposits in 2004 and since that time we have been an exploration stage company engaged in the exploration of mineral properties.

Because we had not discovered any economically viable mineral deposit on our mineral properties in southwestern Alaska, in April 2006 we decided to change the direction of our exploration activities to oil and gas sectors. We entered into a non-binding letter of intent to acquire a privately owned Alberta corporation engaged in the oil and gas business. To facilitate the transaction contemplated under the April 2006 letter of intent, our board of directors approved a one and one half (1.5) for one (1) forward stock split of our authorized, issued and outstanding shares of common stock. As a result, our authorized capital increased from 3,000,000,000 shares of common stock with a par value of $0.0001 per share to 4,500,000,000 shares of common stock with a par value of $0.0001 per share. This also increased our issued and outstanding share capital from 66,895,000 shares of common stock to 100,342,500 shares of common stock as at April 18, 2006.

We also agreed to change our name to “Source Petroleum Inc.” to better reflect our new business focus. The change of our name from “Red Sky Resources Inc.” to “Source Petroleum Inc.” received the requisite approval of our shareholders and took effect on May 25, 2006.

The April 2006 letter of intent was non-binding in nature and no definitive agreement was entered into between our company and the target Alberta corporation. Instead of pursuing the transaction contemplated under the April 2006 letter of intent, we entered into a share exchange agreement on July 26, 2006 with all of the shareholders of Source Projects Inc., as vendors and Source Projects Inc. and 1245147 Alberta Ltd. for the acquisition of all of the issued and outstanding share capital of Source Projects Inc.

On September 6, 2006, we completed the share exchange agreement and acquired all of the issued and outstanding shares of Source Projects Inc. As a result, we have decided to suspend mineral exploration activities on our existing properties in southwestern Alaska and we have not renewed our mineral claims with State of Alaska in 2006. We became an oil and gas exploration and development company and moved our headquarters to Suite 620, 304 8th Avenue, S.W. Calgary, Alberta, Canada.

Source Projects Inc.

Source Projects Inc. is an early stage oil and gas exploration company based in Calgary Alberta. It was incorporated pursuant to the laws of the State of Delaware in May 2006. Source Projects Inc. was the sole shareholder of 1245147 Alberta Ltd., which is a private corporation incorporated in the Province of Alberta in May 2006. 1245147 Alberta Ltd. recently entered into two farm-out agreements as the farmee with Dual Explorations Inc. as the farmor for exploration of oilsands relating to certain farmout lands located at TWP 75-4-W6M and TWP 83-19-W5M in the Province of Alberta. 1245147 Alberta Ltd. also purchased the interest of Scott Oil and Gas Ltd. as the farmee in a farmout agreement with Western Petrochemical Corp. as the farmor for exploration of oil shales relating to certain farmout lands located at TWPs 43-49 Rges 1-8, W2M in the Province of Saskatchewan. On December 8, 2006, we completed a merger with Source Projects Inc. to streamline our corporate structure. Accordingly, we now own 100% of the issued and outstanding shares of 1245147 Alberta Ltd. directly.

DESCRIPTION OF OUR BUSINESS

We are an early exploration stage company engaged in the exploration of oilsands and oil shales on properties located in Alberta and Saskatchewan subject to three farmout agreements. Prior to the completion of the acquisition of Source Projects Inc., we had a 100% interest in 25 mineral claims, subject to a 3% net proceeds interest to the State of Alaska. Upon our the completion of our acquisition of Source Projects Inc., we have decided to suspend our mineral exploration activities on our Alaskan properties and we have not renewed our mineral claims with State of Alaska in 2006.

Since we are an exploration stage company, no assurance can be given that the recovery of oilsands, oil shales or bitumen will be realized. In general, estimates of recoverable bitumen resources such as oilsands or oil shales are based upon a number of factors and assumptions made as of the date on which the resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties and the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the recoverable bitumen, the classification of such resources based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially. No estimates of commerciality or recoverable bitumen resources can be made at this time, if ever.

Our current operational focus is to conduct exploration of oilsands and oil shales on those properties subject to the following farmout agreements:

Farmout Agreement with Dual Exploration Inc. dated July 4, 2006

(Harmon Valley Area, Alberta)

The farmor to this farmout agreement is Dual Exploration Inc. and the farmee is 1245147 Alberta Ltd., a wholly owned subsidiary of our subsidiary, Source Projects Inc. This farmout agreement provides that we may explore for oilsands from the top of the Peace River Formation to the base of the Pekisko Formation in Sections 15, 16, 17, 20, 21, 29 of Twp. 83, Rge. IO, W5M. The farmout land in this agreement is covered by Alberta Crown Oil Sands Lease Nos. 7404041030 and 7404080869. Our recent searches indicated that these leases are active, all rentals have been paid to date and that Dual Exploration Inc. is registered lessee of an undivided 100% interest in the farmout lands

This agreement enables our company to acquire from the farmor a 50% working interest in three pre-selected sections comprising part of the farmout lands, defined as the Test Well Earning Block, upon paying 100% of the total costs of drilling, completing/equipping or abandoning three horizontal test wells to be successively drilled from the same specified surface location to contract depth in three different bottomhole locations to be determined. Drilling of the first test well is to commence on or before October 31, 2006 subject to surface access, rig availability and regulatory approvals and our company is obligated to pay all anticipated drilling costs within thirty days prior to spudding of each test well.

Dual Exploration Inc. acts as contract operator for the drilling operations and is required to provide us with test well data and an authorization for expenditure in connection with test wells, effectively converting the arrangement into a participation agreement.

This farmout agreement incorporates both the CAPL 1997 Farmout and Royalty Procedure and the CAPL 1990 Operating Procedure. Dual Exploration Inc. has been named as the initial Operator under the Operating Procedure and each of Dual Exploration Inc. and our company would have a 50% working interest in the earned lands.

We have the ability to abort the test well earning program in the event that the costs to drill the test wells exceed the authorization for expenditure costs plus 15%. Otherwise, we are obligated to pay the cost of a supplemental authorization for expenditure prepared by Dual Exploration Inc. In the event we elect to abort the program it will be deemed to have earned its interest in the Test Well Earning Block despite failing to comply with the terms of the Farmout and Royalty Procedure.

Under this farmout agreement we also have the option, upon completion of the test well earning program, to elect within sixty days of rig release of the last test well to drill three option wells in order to earn on the remaining three section block of the farmout lands not previously earned, defined as the Option Well Block. The terms of earning for the option wells are the same as those for the test wells.

On October 31, 2006, Dual Exploration Inc., has, as the operator, submitted an application for a primary recovery scheme within sections 15, 16, 17, 20, 21, and 29 of 83-19W5M. Dual Exploration Inc. has submitted an application for up to eight single leg horizontal wells proposed to be drilled from four drilling pads. The horizontal sections in each well are expected to be 1,200-1,500m in length. These wells will be used to evaluate the productive potential of the property. Upon successful evaluation, a second application to the Energy and Utilities Board of the Province of Alberta will follow in order to allow further development.

Farmout Agreement with Dual Exploration Inc. dated July 4, 2006

(Woking Area, Alberta)

The farmor to this farmout agreement is Dual Exploration Inc. and the farmee is 1245147 Alberta Ltd. This farmout agreement provides that we may explore for all petroleum & natural gas below the base of the Halfway Formation in Section 21, Twp. 75, Rge. 4, W6M; all petroleum & natural gas below the base of the Stoddart Group in Section 29, Twp. 75, Rge. 4, W6M; and all petroleum & natural gas below the base of the Bluesky-Bulhead Formation in Section 31, Twp. 75, Rge. 4, W6M. The farmout land in this agreement is covered by Alberta Crown P&NG Licence Nos. 5405060306 and 5405060966. Our recent searches indicated that these leases are active, all rentals have been paid to date and that Dual Exploration Inc. is registered lessee of an undivided 100% interest in the farmout lands

The Agreement enables our company to acquire from Dual Exploration Inc. a 37.5% working interest in the three sections comprising the farmout lands upon paying 75% of the total costs of drilling, completing/equipping or abandoning one test well to be drilled from a specific surface location to contract depth in a specific bottomhole location. Drilling of the first test well is to commence on or before August 31, 2006 subject to surface access, rig availability and regulatory approvals and we are obligated to pay all anticipated drilling costs within thirty days prior to spudding the test well. Source Petroleum Inc. made a loan in the amount of $524,437.50 to Source Projects Inc. on August 22, 2006 so it may pay the authorization for expenditure for the drilling costs of the first test well.

Dual Exploration Inc. acts as contract operator for the drilling operations and is required to provide us with test well data and an authorization for expenditure in connection with test wells, effectively converting the arrangement into a participation agreement.

This farmout agreement incorporates both the CAPL 1997 Farmout and Royalty Procedure and the CAPL 1990 Operating Procedure. Dual Exploration Inc. is named as the initial Operator under the Operating Procedure and Dual Exploration Inc. and our company would have 62.5% and 37.5% working interests, respectively, in the earned lands.

We have the ability to abort the test well earning program in the event that the costs to drill the test wells exceed the authorization for expenditure costs plus 15%. Otherwise, we are obligated to pay the cost of a supplemental authorization for expenditure prepared by Dual Exploration Inc. In the event we elect to abort the program it will be deemed to have earned its interest in the farmout lands despite failing to comply with the terms of the Farmout and Royalty Procedure. However, Dual Exploration Inc. may then elect to proceed with the drilling as an independent deepening operation pursuant to Clause 1008 of the Operating Procedure, thereby subjecting us to a penalty on its share of production.

On September 29, 2006, we received notice of the commencement of drilling operations on the Woking, Alberta property from Dual Exploration Inc., our joint venture partner and operator.

Farmout Agreement between Western Petrochemical Corp. and Scott Oil and Gas Ltd. dated February 25, 2006

(Pasquia Hill Area, Saskatchewan)

The farmor to this farmout agreement is Western Petrochemcial Corp. and the farmee is Scott Oil and Gas Ltd. Scott Oil and Gas Ltd. subsequently transferred its farmee interest in this farmout agreement to 1245147 Alberta Ltd. pursuant to a letter agreement dated May 30, 2006.

This farmout agreement enables the farmee to acquire 100% of Western Petrochemical Corp.’s interest only in the Second Whitespecks formation underlying: (a) a section of land pre-selected by the farmee as its test well location; and (b) an additional nine contiguous sections, which ten sections in total comprise part of the farmout lands. The farmout lands in this farmout agreement have been identified as Townships 43-49 and Ranges 1-11, all West of the 2nd Meridian, which are covered by 11 exploration permits issued by Saskatchewan Oil and Gas. The interest earned by the farmee is subject to the reservation to the farmor of a non-convertible 12% gross overriding royalty, which under the CAPL Farmout and Royalty Procedures will be calculated on all production from the farmout lands in which the farmee has earned its interest.

Under section 6 of this farmout agreement, approximately 71,680 acres are excluded from the area of the farmout lands in which the farmee may earn an interest. This excluded “Current Mine Area” acreage comprises substantial portion of the lands covered by two exploration permits. Western Petrochemical Corp. was also given the right to expand this acreage on notice to the farmee provided that it reimburses the farmee for 300% of the farmee’s costs of “drilling and/or placing on production” any earning well drilled in the expanded area.

Our searches with Saskatchewan Oil and Gas in July 2006 showed that 7 out of the 11 exploration permits covering the farmout lands in this agreement had expired and no lease selection were made for the areas covered by those permits. Further, additional 2 out of the 11 exploration permits were up for their final annual renewal on August 19, 2006 and the final 2 out the 11 exploration permits will be up for their final annual renewal on October 24, 2006. We are not sure whether Western Petrochemical Corp. has taken the necessary steps to renew the 4 exploration permits within the prescribed deadlines.

CanWest Petroleum Corporation, the corporate parent of Western Petrochemical Corp., has notified us that it disputes the validity of the farmout agreement between Western Petrochemical Corporation and Scott Oil and Gas Ltd. Despite claims asserted by CanWest Petroleum Corporation, Scott Oil and Gas Ltd. assured us that it believes the farmout agreement is valid and enforceable. We anticipate our company and Scott Oil and Gas Ltd. will need to examine this farmout agreement with CanWest Petroleum Corporation and find a resolution to this dispute.

In addition to the three farmout agreements mentioned above, on September 26, 2006, we signed a Letter of Intent in the prolific Mackenzie region / North West Territories, Canada on a 200,000 acre Exploration license adjacent to the Mackenzie River and centered along the planned Mackenzie Valley Pipeline.

The Oil Sands Industry

According to the National Energy Board of Canada (the “NEB”) oil sands contain sand, clay, water and bitumen, a heavy, tar like, viscous form of crude oil, with a density of approximately 8 degrees to 14 degrees API. Bitumen-bearing geologic formations, typically containing up to 18 percent bitumen saturation by weight, can be situated near the surface or hundreds of feet below. As stated in a paper prepared by the Petroleum Communication Foundation (the “PCF”), recovery of oil sands from formations above 75 meters (250 feet) is by open-pit mining; for deeper formations, in-situ recovery techniques such as steam-assisted gravity drainage (“SAGD”) are used. Development in the oil sands industry in Canada to date has been focused primarily in Alberta.

The Alberta Energy Utilities Board (the “AEUB”) estimates there are 1.6 trillion barrels of bitumen resource in place in Alberta of which 315 billion barrels are thought to be recoverable. The NEB has stated that initial established reserves (some 178 billion barrels) are considered sufficient to meet 250 years of Canadian crude oil demand at current rates. According to the 2006 Canadian Energy Survey prepared by PricewaterhouseCoopers (“PWC”) there are three main deposits of oil sands in Alberta: Athabasca, which represents approximately 80 percent, Cold Lake which represents approximately 12 percent and Peace River which represents approximately 8 percent. The AEUB has estimated that together, they occupy an area of about 140,000 square kilometers (54,000 square miles).

North America's energy needs are increasingly being met by bitumen produced from mining and in-situ operations in Alberta's oil sands. According to the Canadian Association of Petroleum Producers in 2005, Canada's crude oil and equivalent production totaled about 2.5 million barrels/day; more than two-thirds of this, 1.7 million barrels/day, came from Alberta, which included about one million barrels/day from the oil sands. In their survey PWC stated production from the oil sands is expected to more than double by 2010 and, by 2015, to increase to 3.0 million barrels/day. Total crude oil production is estimated to grow to 4.6 million barrels/day in 2015 and then to 4.9 million barrels/day by 2020. According to the Province of Saskatchewan, Saskatchewan is Canada's second largest oil producer (after Alberta) and produces about 17% of Canada's total oil production.

Exploration for commercially viable oil sands deposits has traditionally focused on Alberta, resulting in the establishment of mining and in-situ projects in the Athabasca oil sands region and in-situ projects in Cold Lake and Peace River deposits. Production from the world's first commercial oil sands mine came on stream in 1967. The second mining operation came on stream in 1973; commercial in-situ projects also began contributing production from deeper oil sands deposits in the 1970s. As stated by PWC in their survey at the beginning of 2006, there were three mining projects and 12 in-situ projects operating in the oil sands in Alberta and more than 60 projects in various stages of planning. The lead time for production from an oil sands project is generally a minimum of seven to ten years from initial exploration.

COMPETITION

We are an exploration-stage company engaged in the business of oil and gas exploration. We compete with other exploration-stage companies for financing from a limited number of investors that are prepared to make investments in junior oil and gas resource exploration companies. The presence of competing junior oil and gas exploration companies may impact on our ability to raise additional capital in order to fund our property acquisitions and exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the properties under investigation and the price of the investment offered to investors.

We also compete for oil and gas properties of merit with other exploration-stage companies. Competition could reduce the availability of properties of merit or increase the cost of acquiring additional oil and gas properties.

Many of the oil and gas exploration companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of properties of merit and on exploration of their properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of resource properties. This competition could result in our competitors having resource properties of greater quality and interest to prospective investors who may finance additional exploration and to senior exploration companies that may purchase resource properties or enter into joint venture agreements with junior exploration companies. This competition could adversely impact our ability to finance property acquisitions and further exploration.

COMPLIANCE WITH GOVERNMENT REGULATION

Our business is subject to various federal, provincial and local laws and governmental regulations that may be changed from time to time in response to economic or political conditions. In Saskatchewan, the legislated mandate for the responsible development of the province's oil and gas resources is set out in the The Department of Energy and Mines Act that provides the Minister with the responsibility for the exploration, development, management and conservation of non-renewable resources. The Oil and Gas Conservation Act allows the orderly exploration for, and development of, oil and gas in the province and optimizes recovery of these resources. The exploration of oil shales, which includes oil sands, is regulated under The Oil Shale Regulations, 1964, as amended from time to time, made under The Mineral Resources Act, 1959. These regulations apply to oil shale rights that are the property of the Province and establish the terms under which exploration permits and leases are granted. Since 2005, the Province of Saskatchewan has undertaken a consultation review process with all stakeholders in an effort to update the oil sands and oil shale regulations. This update is intended to align regulations better with other regimes in the country and to encourage exploration and development activity in the Province.

In Alberta, oil sands activities are legislated under the Mines & Minerals Act which governs the management and disposition of rights in Crown owned mines and minerals, including the levying and collecting of bonuses, rental and royalties. The Oil Sands Conservation Act establishes a regulatory regime and scheme of approvals administered by the AEUB for the development of oil sands resources and related facilities in Alberta. The Acts are supported by the following regulations: Oil Sands Tenure Regulation, Oil Sands Royalty Regulation 1984, Oil Sands Royalty Regulation, 1997, Experimental Oil Sands Royalty Regulation, Oil Sands Conservation Regulation, Mines and Minerals Administration Regulation.

Regardless of provincial jurisdiction, we are required to comply with the environmental guidelines and regulations established at the federal, provincial and local levels for our field activities and access requirements on our permit lands and leases. Any development activities, when determined, will require, but not be limited to, detailed and comprehensive environmental impact assessments studies and approvals of federal, provincial and local regulators.

Each provincial jurisdiction also maintains specific royalty regimes that will be applied to all oil sands and oil shale development projects consistent with other resource developments.

RESEARCH AND DEVELOPMENT

To date, execution of our business plan has largely focused on exploration of oilsands on those properties subject to our farmout agreements. We currently do not have any plan for research and development.

INTELLECTUAL PROPERTY

We do not have any intellectual property rights.

PLAN OF OPERATION

The following discussion should be read in conjunction with our pro forma financial statements and the related notes included herein. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this current report, particularly in the section entitled “Risk Factors” in this current report.

Our financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We have no revenues, have experienced losses since inception, have only begun our oil and gas exploration operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations.

Plan of Operations

We, including all of our subsidiaries, are in the exploration stage and do not currently have any income from operating activities. We expect to use a majority of our existing working capital on exploration activities to be conducted by our subsidiary, 1245147 Alberta Ltd., which have cash requirements for the next twelve months as described below. These cash requirements will likely be met by loans or capital contributions from our company. We intend to raise additional capital through the issuance of equity and or debt to finance operations of its subsidiaries, however, no assurance can be given that we will be successful in its exploration activities, in raising additional capital or obtaining other funding necessary to meet the cash requirements of our company and our subsidiary.

For the next twelve months, we intend to continue our exploration activities pursuant to the 3 farmout agreements. Source Petroleum Inc. have made a loan in the amount of $524,437.50 to Source Projects Inc. on August 22, 2006 for the drilling costs of the first test well in the Woking Area, Alberta pursuant to the farmout agreement between Dual Exploration Inc. and our subsidiary, 1245147 Alberta Ltd. We anticipate that we will also begin work on drilling the first test well in the Harmon Valley Area as the farmout agreement between Dual Exploration Inc. and our subsidiary, 1245147 Alberta Ltd., provides that drilling of the first test well is to commence on or before October 31, 2006. Based on the data to be received from these test well, we will continue to examine the overall prospects for the properties subject to our farmout agreements, including evaluating future drilling programs, investigating commercial potential of the resource identified to date, the acquisition of additional exploration lands and conversion of its existing oil shale exploration permits to development leases, if appropriate.

We anticipate spending approximately $2,000 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $24,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, annual mineral claim fees and general office expenses.

Cash Requirements

We anticipate a cash requirement in the amount of $6 million to $8 million during the next 12 months, mostly for drill commitments, seismic, infrastructure costs and professional fees. Accordingly, we will require additional funds to implement our exploration and development programs. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable. We need to raise additional funds in the immediate future in order to proceed with our exploration program.

During the next twelve months, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund the next phase of our exploration program. In the absence of such financing, we will not be able to continue exploration under our farmout agreements and our business plan will fail. Even if we are successful in obtaining equity financing to fund the next phase of our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of properties subject to our farmout agreements following the completion of the work program. If we do not continue to obtain additional financing, we will be forced to abandon our farmout agreements and our plan of operations

We may consider entering into a joint venture arrangement to provide the required funding to explore the properties subject to our farmout agreements. We have not undertaken any efforts to locate a joint venture partner. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our farmout agreements. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our farmout agreements to the joint venture partner.

RESULTS OF OPERATIONS

We have had no operating revenues since our inception on October 14, 2001 through to the September 30, 2006. We anticipate that we will not generate any revenues while we are solely an exploration stage company. Our activities have been financed from the proceeds of share subscriptions. From our inception on October 14, 2001 to September 30, 2006, we have raised a total of $8,187,815 from private offerings of our securities.

Results of Operations for the three months ended September 30, 2006 and September 30, 2005

Oil and Gas Expenditures

For the three months ended September 30, 2006, we incurred $2,103,022 in oil and gas expenditure, a significant increase from the oil and gas expenditure incurred for the three months ended September 30, 2005, which was nil. The significant increase in the oil and gas expenditure in the three months ended September 30, 2006 was due to our change of business into an oil and gas exploration company and payments we made to satisfy our obligations under the farmout agreements. The parties to the farmout agreements who received these payments are not related parties to our company.

General and Administrative Expenses

Our general and administrative expenses consist primarily of office and miscellaneous expenses and related costs for general and corporate functions, including finders’ fees and fees for legal and other professional services. Our office and miscellaneous expenses for the three months ended September 30, 2006 were $30,850, as compared to the three months ended September 30, 2005, which were $837. The increase of office and miscellaneous expenses was primarily a result of our change of business into an oil and gas exploration company and moving of our corporate headquarter to Calgary, Alberta. Our finders’ fees and fees for legal and other professional services for the three months ended September 30, 2006 were $1,054,775 and $49,867 respectively, as compared to the three months ended September 30, 2005, which were $nil and $2,348 respectively. The increase of finders’ fees and fees for legal and other professional services for the three months ended September 30, 2006 was a result of our completion of a private placement financing and our acquisition of Source Projects, Inc. during the three month period ended September 30, 2006. The finders’ fees were paid to Wolverine International Holdings Ltd., 146977 Ontario Inc. and Premium Capital. None of the persons who received finders’ fees are a U.S. person and none of them are related parties to our company.

Net Loss

Our net loss was $3,254,442 and $7,833 for the three months ended September 30, 2006 and 2005 respectively. The primary reason for the increase in net loss is due to our change of business into an oil and gas exploration company and an increase in our oil and gas exploration expenditures.

Results of Operations for the nine months ended September 30, 2006 and September 30, 2005

Oil and Gas Expenditures

For the nine months ended September 30, 2006, we incurred $2,103,022 in oil and gas expenditure, a significant increase from the oil and gas expenditure incurred for the nine months ended September 30, 2005, which was nil. The significant increase in the oil and gas expenditure in the nine months ended September 30, 2006 was due to our change of business into an oil and gas exploration company and payments we made to satisfy our obligations under the farmout agreements. The parties to the farmout agreements who received these payments are not related parties to our company.

General and Administrative Expenses

Our general and administrative expenses consist primarily of office and miscellaneous expenses and related costs for general and corporate functions, including finders’ fees and fees for legal and other professional services. Our office and miscellaneous expenses for the nine months ended September 30, 2006 were $28,368, as compared to the nine months ended September 30, 2005, which were $1,440. The increase of office and miscellaneous expenses was primarily a result of our change of business into an oil and gas exploration company and moving of our corporate headquarter to Calgary, Alberta. Our finders’ fees and fees for legal and other professional services for the nine months ended September 30, 2006 were $1,054,775 and $114,347 respectively, as compared to the nine months ended September 30, 2005, which were $nil and $32,714 respectively. The increase of finders’ fees and fees for legal and other professional services for the nine months ended September 30, 2006 was a result of our completion of a private placement financing and our acquisition of Source Projects, Inc. during the nine month period ended September 30, 2006. The finders’ fees were paid to Wolverine International Holdings Ltd., 146977 Ontario Inc. and Premium Capital. None of the persons who received finders’ fees are a U.S. person and none of them are related parties to our company.

Net Loss

Our net loss was $3,254,442 and $80,058 for the nine months ended September 30, 2006 and 2005 respectively. The primary reason for the increase in net loss is due to our change of business into an oil and gas exploration company and an increase in our oil and gas exploration expenditures.

Summary

Presently, we have no significant sources of revenue. We have incurred operating losses since inception. The continuation of our business is dependent upon the continuing financial support of our creditors and stockholders, obtaining further financing, and our acquiring additional oil and gas properties, There are, however, no assurances we will be able to generate funds required for these transaction. Accordingly, our consolidated financial statements contain note disclosures describing the circumstances that lead there to be doubt over our ability to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2006, we had cash on hand of $5,005,544 and working capital of $5,184,299. Cash used in operating activities was $3,052,810 for the nine months ended September 30, 2006 largely due to our professional fees incurred, name change, stock split and private placements. This compares with cash used in operating activities of $72,257 for the nine months ended September 30, 2005.

We anticipate that we will require $24,000 to cover our ongoing general and administrative expenses for the next twelve months. We believe our cash on hand is sufficient to carry out our plan of operations and pay for the costs of our general and administrative expenses for the next twelve months. Our ability to complete the next phase of our recommended work program will be subject to us obtaining adequate financing as these expenditures will exceed our cash reserves. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or through shareholder or related party loans, although there are no assurances any such financing will be completed.

OFF-BALANCE SHEET ARRANGEMENTS

Other than described below, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders:

We entered into a Forbearance Agreement on December 22, 2006 among our company, K2 Principal Fund L.P. and Fuel-x International Inc. We signed a letter of intent with Fuel-x International Inc. on November 17, 2006 to potentially acquire the business of Fuel-x International. One of the condition precedents in the letter of intent was satisfactory negotiation with K2 Principal Fund L.P. because Fuel-x International Inc. is indebted to K2 Principal Fund L.P. in the amount of $9,300,000. The Forbearance Agreement signed among our company, K2 Principal Fund L.P. and Fuel-x International Inc. was the result of such negotiation.

Pursuant to the Forbearance Agreement, K2 Principal Fund L.P. would forbear Fuel-x International Inc.’s obligations under the Credit Facility Agreement entered into on January 31, 2006 and subsequently amended on August 10, 2006 and October 19, 2006, upon completion of the followings:

- a cash payment of Cdn $2,500,000 from our company to K2 Principal Fund L.P., which we have made upon execution of the Forbearance Agreement;

- a cash payment of Cdn $3,500,000 to K2 Principal Fund L.P. upon completion of a plan of arrangement or other business combination between our company and Fuel-x International Inc.;

- conversion of the remaining principal and accrued interest due on the credit facility into common shares in the capital stock of our company or of the company resulting from the plan of arrangement between our company and Fuel-x International Inc.;

- upon completion of the plan of arrangement or other business combination between our company and Fuel-x International Inc., we will convert K2 Principal Fund L.P.’s 3,720,000 warrants of Fuel-x International Inc. for 1,660,714 warrants of the resulting company; and

- upon completion of the plan of arrangement or other business combination between our company and Fuel-x International Inc., we will further issue 2,000,000 warrants of the resulting company to K2 Principal Fund L.P. to purchase a common share of the resulting company at US $1.80 for a period 24 months.

However, if Fuel-x International Inc. is not able to get at least 66.66% of its debenture holders, who hold debentures issued by Fuel-x International Inc. in the aggregate amount of Cdn $11,770,000 to enter into a lockup and standstill agreement by January 12, 2007, or if we announce that we will not proceed with a plan of arrangement or other business combination with Fuel-x International Inc. before such lockup and standstill agreement is executed, K2 Principal Fund L.P. will return the Cdn $2,500,000 to us and our obligations under the Forbearance Agreement will cease. In the event that a lockup and standstill agreement with the debenture holders is signed by January 12, 2007 and the plan of arrangement or other business combination between our company and Fuel-x International Inc. is not completed by May 31, 2007, the Forbearance Agreement will also terminate and the payment by our company to K2 Principal Fund L.P. of the Cdn $2,500,000 shall be treated as a loan to Fuel-x International Inc.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

Our significant accounting policies are disclosed in Note 2 to the unaudited financial statements included in our Quarterly Report on Form 10-QSB/A filed on December 13, 2006.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are currently trading on the OTC Bulletin Board under the symbol SOPO. Our common shares commenced trading on the OTC Bulletin Board on July 25, 2005 under the symbol RSKY. On February 17, 2006, we effected a thirty (30) for one (1) forward stock split resulting in a new symbol, RSKI. On April 17, 2006, we effected a one and one-half (1.5) for one (1) forward stock split resulting in a new symbol, RDSK. On May 24, 2006, we changed our name to Source Petroleum Inc. resulting in our current trading symbol, SOPO. All references to trading prices have been adjusted to give retroactive effect to the stock split. The following quotations reflect the high and low bids for our shares of common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Month Ended	High	Low
June 30, 2006	$2.00	$1.62
July 31, 2006	$2.50	$1.65
August 31, 2006	$2.15	$1.80
September 30, 2006	$2.30	$2.05
October 31, 2006	$2.05	$1.60
November 30, 2006	$2.12	$1.75
December 31, 2006	$1.92	$1.20

The high and the low bid prices for our common shares for each quarter prior to the periods set forth above are not available from the OTCBB. In order for the OTCBB to report the high and low bid prices for a particular security, there must be three market makers for that security. During the period from the date our common shares were first traded on the OTCBB to May 31, 2006, there was only one or two market makers for our common stock. As such, the OTCBB has not reported the high or low bid prices for our common shares during the periods.

Holders of our Common Stock

As of February 9, 2007, there were approximately 61 registered shareholders of our common stock.

Dividends

Since our inception, we have not declared nor paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our board of directors will determine future declarations and payments of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with applicable corporate law.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or
2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Recent Sales of Unregistered Securities

On September 6, 2006, we issued 32,000,000 shares of our common stock to the shareholders of Source Projects Inc. in exchange for all of the issued and outstanding common shares of Source Projects Inc. The 32,000,000 shares of our common stock issued to the former shareholders of Source Projects Inc. were issued pursuant to exemptions from registration as set out under Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. None of the former shareholders of Source Projects Inc. were U.S. person or were acquiring the securities for the account or benefit of any U.S. person. The share certificates issued by our company to the former shareholders of Source Projects Inc. contain a legend stating that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration

On July 5, 2006, we closed a private placement consisting of 4,003,327 units of our securities at a price of US$1.50 per unit for gross proceeds of $6,004,991. Each unit of the securities consists of one common share in the capital of our company and one common share purchase warrant, with one of such warrants entitling the holder thereof to purchase one share of our common stock at a price of USD$2.25 per share. All of the warrants will be exercisable before July 5, 2008. We issued the securities to eighteen (18) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933 and to two (2) U.S. Accredited Investor (as this term is defined in Regulation D under the 1933 Act).

On May 11, 2006, we closed a private placement consisting of 2,000,000 units of our securities at a price of US$1.00 per unit for gross proceeds of $2,000,000. Each unit of the securities consists of one common share in the capital of our company and two common share purchase warrants, with one of such warrants entitling the holder thereof to purchase one share of our common stock at a price of USD $1.25 per share and the other one of such warrants entitling the holder thereof to purchase one share of our common stock at a price of USD $1.50 per share. All of the warrants will be exercisable before May 11, 2008. We issued the securities to four (4) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

DESCRIPTION OF PROPERTY

We maintain an executive office in Calgary, Alberta. We believe these spaces are adequate for our current needs and that suitable space will be available to accommodate our future needs. We also own 3 working interests in properties subject to our farmout agreements in Alaska and Saskatchewan. For details on these properties, please see the section entitled “Description of Our Business” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our shares of common stock beneficially owned as of February 9, 2007 for: (i) each shareholder we know to be the beneficial owner of 5% or more of our shares of common stock; (ii) each of our executive officers and directors; and (iii) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. Except as otherwise noted below, the number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion or option exercise, or otherwise, within 60 days after February 9, 2007. Beneficial ownership calculations for 5% stockholders are based solely on publicly filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Hussein Charanek Director, President, CEO and CFO Suite 310, 330 – 26th Avenue, S.W. Calgary, Alberta T2S 2T3	10,895,000	15.38%
Scott Rogers Director, President, CEO and CFO Suite 310, 330 – 26th Avenue, S.W. Calgary, Alberta T2S 2T3	350,000	0.49%
Directors and Executive Officers as a Group	11,245,000	15.87%

(1)       Based on 70,845,827 shares of common stock issued and outstanding as of February 9, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our current and proposed executive officers and directors:

Name	Age	Position with the Company	Served as a Director and Officer Since
Hussein Charanek	38	Director, President, Chief Executive Officer and Chief Financial Officer	September 6, 2006
Scott Rodgers	35	Director, Secretary	September 6, 2006

Hussein Charanek:

Mr. Hussein Charanek is a corporate consultant with over 12 years of experience in the capital markets both in Canada and internationally. Mr. Charanek was the co-founder and president of Maxen Energy, now Pan Orient Energy, where he was instrumental in helping to raise in excess of $12 million for the company and conducting a reverse merger with a Toronto Venture Exchange listed company. Mr. Charanek has also raised an initial $23 million dollars for Qeva Energy Group, an international oil and gas company focused in the North Sea, preparing to list on a Canadian public market as well as being a key participant of the creation of Fuel-x International Inc., a private international oil and gas company. In the past year he has also assisted Fuel-x in raising in excess of $50 million dollars CAD privately. Previously Mr. Charanek was Vice President and Co-founder of Tri-Verse Capital Corporation a private investment holdings company.

Scott Rogers:

Mr. Scott Rogers is the President & CEO of Propel Energy Corp., a private E & P Company holding its core assets within the Western Canadian Sedimentary Basin. Comprised of key industry partnerships combined with over 120,000 net acres of exploration and development land. More than 14 years experience in finance and oil and gas, primarily in corporate planning, negotiating, and developing land and exploration strategies. Previous experience consisted of financing start up resource companies through the capital markets, developing market strategies, and helping companies build their core assets through the implementation of proper capitalization.

Board Meetings and Committees

Our board of directors held no formal meetings during the year ended December 31, 2005. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada General Corporation Law and the by-laws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

We do not have standing audit, nominating or compensation committees, or committees performing similar functions. Our board of directors believe that it is not necessary to have a standing audit or compensation committees at this time because the functions of such committees are adequately performed by our board of directors.

Our board of directors also is of the view that it is appropriate for us not to have a standing nominating committee because there is currently only one director on our board of directors and the one director has performed and will perform adequately the functions of a nominating committee. These one director who performs the functions of a nominating committee is not independent because he is also an officer of our company. The determination of independence of directors has been made using the definition of “independent director” contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers. Our board of directors has not adopted a charter for the nomination committee. There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors. Our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time because we believe that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level. There are no specific, minimum qualifications that our board of directors believes must be met by a candidate recommended by our board of directors. The process of identifying and evaluating nominees for director typically begins with our board of directors soliciting professional firms with whom we have an existing business relationship, such as law firms, accounting firms or financial advisory firms, for suitable candidates to serve as directors. It is followed by our board of directors’ review of the candidates’ resumes and interview of candidates. Based on the information gathered, our board of directors then makes a decision on whether to recommend the candidates as nominees for director. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominee.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings in which any director or officer, any proposed director or officer or any owner of record or beneficial owner of more than 5% of any class of voting securities of our company, or any affiliate of any such director or officer, proposed director or officer or security holder, is a party adverse to our company or has a material interest adverse to our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two years and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction to which our company was or is a party, or in any proposed transaction to which our company proposes to be a party:

(a) any director or officer of our company;

(b) any proposed director of officer of our company;

(c) any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(d) any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports that they file.

To the best of our knowledge, other than listed in the table below, all executive officers, directors and greater than 10% stockholders filed the required reports in a timely manner:

Name	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Failure to File Requested Forms
Hussein Charanek	1(1)	1	Nil
Scott Rogers	1(1)	1	Nil
Tarik Elsaghir	2(2)	1	Nil

(1)       The named officer, director or greater than 10% shareholder, as applicable, filed a late Form 4 - Statement of Changes in Beneficial Ownership.

(2)       The named officer, director or greater than 10% shareholder, as applicable, filed a late Form 3 – Initial State of Beneficial Ownership and a late Form 4 - Statement of Changes in Beneficial Ownership.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We reimburse our directors for expenses incurred in connection with attending board meetings, but did not pay directors’ fees or other cash compensation for services rendered as a director in the periods ended December 31, 2005 and 2004. No compensation of any kind has been paid, or is payable, to any of our executive officers in the periods ended December 31, 2005 and 2004.

Since our inception, we have not granted any stock options, long-term incentive plans, or stock appreciation rights.

We have no standard or other arrangements for compensating directors for their service in their capacity as directors, or for committee participation or special assignments.

We have entered into an employment agreement with our President, Chief Executive Officer and Chief Financial Officer, Hussein Charanek. For details of our employment agreement with Mr. Charanek, please refer to our current report on Form 8-K filed on December 13, 2006.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for our directors or officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or officers, except that stock options may be granted at the discretion of our board of directors in the future.

We have no plans or arrangements in respect of remuneration received or that may be received by the officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 4,505,000,000 shares of which 4,500,000,000 shares are designated as common stock, par value $0.0001 per share, 5,000,000 shares are designated as preferred stock, $0.0001 per share. As of February 9, 2007, 70,845,827 shares of our common stock and no shares of our Preferred Stock were issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by our shareholders. In the event of a dissolution of our company, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities.

Our common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion privileges. Since the holders of our common stock do not have cumulative voting rights, holders of more that 50% of our outstanding shares can elect all of our directors, and holder of the remaining shares, by themselves, cannot elect any of our directors. Holders of our commons tock are entitled to receive dividends if, as, and when declared by our board of directors out of funds legally available for such purpose.

Blank Check Preferred Stock

Shares of our preferred stock may be issued from time to time one or more series or classes. Our Board of Directors is expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class of preferred stock and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

o    the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

o    whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

o    the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

o    whether the shares of such series shall be subject to redemption by us, and, if so, the times, prices and other conditions of such redemption;

o    the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of our assets;

o    whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

o    whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange; and

o    any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

Transfer Agent and Registrar

Empire Stock Transfer Inc, 2470 St. Rose Parkway, #304, Henderson, Nevada, 89074 is our transfer agent and the registrar for our common stock. Its phone number is (702) 818-5898.

EXPERTS

The financial statements referred to in this prospectus and elsewhere in the registration statement have been audited by Peterson Sullivan PLLC, independent certified public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

LEGAL MATTERS

The validity of the issuance of common stock offered hereby will be passed upon for Source Canada by Clark Wilson LLP.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we presently file, and after the conversion will continue to file reports and other information with the Securities and Exchange Commission. After the conversion however, we will be a foreign private issuer and will file reports related to this new status including but not limited to the filing of annual reports on Form 20-F. After the conversion we will continue to be exempt from the proxy rules and our officers, directors and principal shareholders will continue to be exempt from the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. This Web Site can be accessed at http://www.sec.gov. Our reports, registration statements, and other information that we file electronically with the SEC are available on this site.

You may request a copy of any of our filings, at no cost, by writing or telephoning us at the following address:

Source Petroleum Inc.

Suite 620, 304 – 8th Avenue, S.W.

Calgary, Alberta T2P 1C1

Canada

This prospectus does not contain all the information set forth in that registration statement of which it is a part and the related exhibits. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the SEC or included as an exhibit, or otherwise, each such contract or document being qualified by and subject to such reference in all respects. The registration statement and any subsequent amendments, including exhibits filed as a part of the registration statement, are available for inspection and copying as set forth above.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. Source Petroleum Inc. has provided in its by-laws for the indemnification of officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount to be paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Item 21. Exhibits

EXHIBITS

The following exhibits are included as part of this report:

The following exhibits are included as part of this Form S-1. References to "the Company" in this Exhibit List mean Torrent Energy Corporation, a Colorado corporation.

Exhibit Number and Exhibit Title

(3)	Articles of Incorporation and Bylaws

3.1      Articles of Incorporation (incorporated by reference from our Registration Statement on Form SB-2 filed on January 28, 2005).

3.2      Articles of Merger, as filed with the Nevada Secretary of State (incorporated by reference from our Registration Statement on Form SB-2 filed on January 28, 2005).

3.3      Certificate of Merger, as filed with the Delaware Secretary of State (incorporated by reference from our Registration Statement on Form SB-2 filed on January 28, 2005).

3.4      Bylaws of our company (incorporated by reference from our Registration Statement on Form SB-2 filed on January 28, 2005).

3.5      Certificate of Amendment filed May 17, 2006 changing the name of our company to Source Petroleum Inc. (incorporated by reference from our Current Report on Form 8-K filed on May 26, 2006).

3.6      Articles of Merger, as filed with the Nevada Secretary of State (incorporated by reference from our Current Report on Form 8-K filed on December 13, 2006).

(4)	Instruments Defining the Rights of Security Holders, including Indentures

4.1      2007 Stock Option Plan, effective January 17, 2007 (incorporated by reference from our Current Report on Form 8-K filed on January 19, 2007).

4.2      Form of Stock Option Agreement for 2007 Stock Option Plan (incorporated by reference from our Current Report on Form 8-K filed on January 19, 2007).

(5)	Opinion on Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered.
(10)	Material Contracts

10.1    Share Exchange Agreement among all shareholders of Source Projects Inc., Source Projects Inc., and 1245147 Alberta Ltd. dated July 26, 2006. (Incorporated by reference from our Current Report on Form 8-K filed on July 27, 2006).

10.2    Farmout Agreement between Scott Oil and Gas Ltd. and Western Petrochemical Corp. dated February 25, 2006. (Incorporated by reference from our Current Report on Form 8-K filed on October 24, 2006).

10.3    Farmout Agreement between 1245147 Alberta Ltd. and Dual Exploration Inc. dated July 4, 2006 for interest in Woking Area, Alberta. (Incorporated by reference from our Current Report on Form 8-K filed on October 24, 2006).

10.4    Farmout Agreement between 1245147 Alberta Ltd. and Dual Exploration Inc. dated July 4, 2006 for interest in Harmon Valley Area, Alberta. (Incorporated by reference from our Current Report on Form 8-K filed on October 24, 2006).

10.5    Form of Employment Agreement (incorporated by reference from our Current Report on Form 8-K filed on December 13, 2006).

10.6    Binding Letter of Intent with Fuel-x International Inc. dated December 29, 2006. (incorporated by reference from our Current Report on Form 8-K filed on January 12, 2007).

(16)	Letter on change in certifying accountant

16.1    Letter from Ernst & Young LLP (Moore Stephens Ellis Foster Ltd.) dated January 16, 2006 regarding change in independent accountant (incorporated by reference from our Current Report on Form 8-K filed on January 19, 2006).

(21)	Subsidiaries

1245147 Alberta Ltd., an Alberta company

(23)	Consent of Experts and Counsel
23.1*	Consent of Peterson Sullivan PLLC
23.2*	Consent of Moore Stephens Ellis Foster Ltd.
23.3*	Consent of Legal Counsel (see Exhibit 5.1)
(99)	Miscellaneous
99.1*	Proxy Card

* filed herewith.

Item 22. Undertakings.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alberta, Canada, on February 13, 2007.

By:	/s/ Hussein Charanek
Hussein Charanek, Chief Executive Officer, Chief Financial Officer,
President, Treasurer and Secretary
(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates

/s/ Hussein Charanek

Hussein Charanek,	Chief Executive Officer, Chief

Financial Officer, President, Treasurer and Secretary

(Principal Executive Officer, Principal Financial

Officer and Principal Accounting Officer)

/s/ Scott Rogers

Scott Rogers, Director

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Red Sky Resources, Inc.

Vancouver, BC

CANADA

We have audited the accompanying balance sheet of Red Sky Resources, Inc. ("the Company") (an exploration stage company) as of December 31, 2005, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2005, and for the period from October 14, 2001 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Red Sky Resources, Inc. (an exploration stage company) as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005, and for the period from October 14, 2001 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not realized any revenues from operations since inception and requires additional funds to maintain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

February 7, 2006

Seattle, Washington

MOORE STEPHENS ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada	V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916

Website: www.ellisfoster.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

RED SKY RESOURCES INC.

(formerly Pacific Petroleum Inc.)

(An exploration stage enterprise)

We have audited the statements of stockholders’ equity (deficit) from October 14, 2001 (inception) to December 31, 2004 and the statements of operations and cash flows for the year ended December 31, 2004 and from October 14, 2001 (inception) to December 31, 2004 of Red Sky Resources Inc. (the “Company”) (an exploration stage enterprise). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the results of its operations and cash flows for the year ended December 31, 2004 and from October 14, 2001 (inception) to December 31, 2004 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“MOORE STEPHENS ELLIS FOSTER LTD.”

Vancouver, Canada

January 14, 2005	Chartered Accountants

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Balance Sheets
(Expressed in U.S. Dollars)
December 31
2005
ASSETS
Current assets
Cash and cash equivalents	$162
Total current assets	162
Mineral Property (Note 3)	-
Oil and gas property (Note 4)	-
Total assets	$162

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$6,118
Due to related party (Note 6)	2,500
Total current liabilities	8,618
STOCKHOLDERS’ (DEFICIT) EQUITY
Share capital Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding

Common stock, $0.0001 par value, 3,000,000,000 shares authorized, 65,895,000 issued and outstanding	6,590

Additional paid-in capital	123,035
Deficit accumulated during the exploration stage	(138,081)
Total stockholders’ (deficit) equity	(8,456)
Total liabilities and stockholders’ (deficit) equity	$162

The accompanying notes are an integral part of these financial statements.

RED SKY RESOURCES INC.
(An exploration stage enterprise)
For the period from inception (October 14, 2001) to December 31, 2005
Statements of Stockholders’ Equity
(Expressed in U.S. Dollars)
						Deficit
						accumulated	Total
					Additional	during	stockholders’
	Preferred Stock		Common Stock		paid-in	exploration	(deficit)
	Shares	Amount	Shares	Amount	capital	stage	equity

Stocks issued at $0.000003 per share in October 2001	-	-	45,000,000	$ 4,500	$ (4,350)	$ -	$ 150

Net loss for the period	-	-	-	-	-	(542)	(542)

Balance, December 31, 2001	-	-	45,000,000	4,500	(4,350)	(542)	(392)

Stocks issued at $0.005 per share in February 2002	-	-	5,895,000	590	28,885	-	29,475

Net loss for the period	-	-	-	-	-	(9,283)	(9,283)

Balance, December 31, 2002	-	-	50,895,000	5,090	24,535	(9,825)	19,800

Net loss for the period	-	-	-	-	-	(24,450)	(24,450)

Balance, December 31, 2003	-	-	50,895,000	5,090	24,535	(34,275)	(4,650)

Stocks issued at $0.0067 per share in December 2004	-	-	15,000,000	1,500	98,500	-	100,000

Net loss for the period	-	-	-	-	-	(16,241)	(16,241)

Balance, December 31, 2004	-	-	65,895,000	6,590	123,035	(50,516)	79,109

Net loss for the period	-	-	-	-	-	(87,565)	(87,565)

Balance, December 31, 2005	-	-	65,895,000	$ 6,590	$ 123,035	$ (138,081)	$ (8,456)

The accompanying notes are an integral part of these financial statements

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Statements of Operations
(Expressed in U.S. Dollars)
	Cumulative October 14, 2001 (inception) to December 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004

General and administrative expenses
Bank charges	$ 932	$ 266	$ 409
Consulting fees	4,068	-	-
Management fees	16,050	-	16,050
Mineral property expenditures	52,225	42,038	10,187
Oil and gas property recoveries	-	-	(22,580)
Office and miscellaneous	5,311	1,733	1,790
Professional fees	49,983	36,874	8,773
Transfer agent and filing fees	9,512	6,654	1,612

Net loss for the period	$ (138,081)	$ (87,565)	$ (16,241)

Basic and diluted loss per share
Net loss per share		$ (0.00)	$ (0.00)

Weighted average number of
common shares outstanding		65,895,000	50,935,980

The accompanying notes are an integral part of these financial statements.

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Statements of Cash Flows
(Expressed in U.S. Dollars)

	Cumulative October 14, 2001 (inception) to December 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004

Cash flows from (used in) operating activities
Net loss for the period	$ (138,081)	$ (87,565)	$ (16,241)
Adjustment to reconcile net loss to net cash used in operating activities:
- foreign exchange	-	-	866
Changes in non-cash working capital items:
- accounts payable and accrued expenses	6,118	3,293	2,766

Net cash used in operating activities	(131,963)	(84,272)	(12,609)

Cash flows from (used in) financing activities
Proceeds from issuance of common stock	129,625	-	100,000
Due from a related party	-	-	11,570
Due to a related party	2,500	2,500	(17,020)

Net cash (used in) from financing activities	132,125	2,500	94,550

Increase (decrease) in cash and cash equivalents	162	(81,772)	81,941

Cash and cash equivalents (deficiency), beginning of period	-	81,934	(7)

Cash and cash equivalents, end of period	$ 162	$ 162	$ 81,934

Supplemental cash flow information:
Interest expenses paid	$ -	$ -	$ -
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements.

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2005
(Expressed in U.S. Dollars)

1.	Basis of Presentation
a)	Organization

Red Sky Resources Inc. (the “Company”) was formed on December 20, 2004 upon the merger (the “Merger”) of Pacific Petroleum Inc., a Delaware corporation (“Pacific Petroleum”) with its wholly owned subsidiary, Red Sky Resources Inc., a Nevada corporation (“Red Sky Nevada”). Pacific Petroleum was incorporated under the laws of the State of Delaware on October 14, 2001. Red Sky Nevada was incorporated under the laws of the State of Nevada on November 23, 2004. At the time of the Merger, Pacific Petroleum owned all of the issued and outstanding shares of Red Sky Nevada. Each share of Pacific Petroleum common stock issued and outstanding immediately prior to the Merger was converted into one share of common stock of Red Sky Nevada. The surviving legal entity is Red Sky Nevada while the financial statements are the continuation of Pacific Petroleum.

The Company is in the business of exploring mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable. The Company therefore has not reached the development stage and is considered to be an exploration stage company.

The recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the exploration and upon future profitable production.

b)	Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not generated any revenue and requires additional funds to maintain its operations. Management’s plans in this regard are to raise equity financing as required.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The Company has not generated any material operating revenues to date.

2.	Significant Accounting Policies
a)	Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at December 31, 2005 and 2004, cash and cash equivalents consist of cash only.

b)	Accounting Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2005
(Expressed in U.S. Dollars)

date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

c)	Mineral Properties

Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

d)	Oil and Gas Properties

Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

e)	Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of December 31, 2005 the Company had no balance in a bank beyond insured limits.

f)	Foreign Currency Transactions

The Company maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

g)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and due to a related party. The carrying amounts of these financial instruments approximate fair value due to the short-term nature of these items. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

h)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards (SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

i)	Comprehensive Income

The Company adopted SFAS No. 130, “Reporting Comprehensive Income”, which requires inclusion of foreign currency translation adjustments, reported separately in its Statement of Stockholders’ Equity, in other comprehensive income. The Company had no other comprehensive income for the years presented.

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2005
(Expressed in U.S. Dollars)

j)	Loss Per Share

Loss per share is computed using the weighted average number of shares outstanding during the year. The Company has adopted SFAS No. 128, “Earnings Per Share”. Diluted loss per share is equivalent to basic loss per share as there are no dilutive securities outstanding.

k)	Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-based Compensation”, as amended by SFAS No. 148 “Accounting for Stock-based Compensation – Transition and Disclosure – An amendment of SFAS No. 123”. SFAS No. 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

The Company did not grant any stock options during the fiscal years 2005 and 2004, therefore, no reconciliation is provided of the effects on net loss in applying the fair value recognition provisions of SFAS No. 123.

l)	New Accounting Pronouncements

SFAS No. 151, "Inventory Costs" is effective for fiscal years beginning after June 15, 2005. This statement amends the guidance in APB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The adoption of SFAS 151 is expected to have no impact on the Company's financial statements.

SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions" is effective for fiscal years beginning after June 15, 2005. This Statement amends SFAS No. 66, "Accounting for Sales of Real Estate" to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions". The adoption of SFAS 152 is expected to have no impact on the Company's financial statements.

SFAS No. 123(R), "Share-Based Payment," replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." This statement requires that the compensation cost relating to share-based payment transactions be recognized at fair value in the financial statements. The Company is required to apply this statement in the first interim period that begins after December 15, 2005. The adoption of SFAS No. 123(R) is expected to have no impact on the Company’s financial statements.

SFAS No. 153, "Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29" is effective for fiscal years beginning after June 15, 2005. This Statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions" and replaces it

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2005
(Expressed in U.S. Dollars)

with an exception for exchanges that do not have commercial substance. The adoption of SFAS 153 is expected to have no impact on the Company's financial statements.

The Emerging Issues Task Force ("EITF") reached consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which provides guidance on determining when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The FASB issued FSP EITF 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1," "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which delays the effective date for the measurement and recognition criteria contained in EITF 03-1 until final application guidance is issued. The adoption of this consensus or FSP is expected to have no impact on the Company's financial statements.

Financial Accounting Standards Board Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), was issued in March 2005. FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 is expected to have no impact on the Company's financials statements.

SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, this statement does not change the transition provisions of any existing accounting pronouncements. The adoption of SFAS No. 154 is expected to have no impact on the Company's financial statements.

In September 2005, the EITF reached consensus on Issue No. 05-08, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature." EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of EITF 05-08 is expected to have no impact on the Company's financial statements.

In September 2005, the EITF reached consensus on Issue No. 05-02, "The Meaning of 'Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.'" EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The adoption of EITF 05-02 is expected to have no impact on the Company's financial statements.

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2005
(Expressed in U.S. Dollars)

In September 2005, the EITF reached consensus on Issue No. 05-07, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues." EITF 05-07 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of EITF 05-07 is expected to have no impact on the Company's financial instruments.

3.	Mineral Property

During the year ended December 31, 2004, the Company staked twenty-five mining claims located in the Iliamna Recording District of Southwestern Alaska. As the claims do not contain any known reserves, the exploration costs were expensed during the year ended December 31, 2005. The mineral claims are renewable on the first day of every September conditional on paying the annual filing fee of $2,500 to the State of Alaska by November 30, 2006 and meeting mineral exploration expenditure of $10,000 or by paying cash in lieu of mineral exploration expenditures.

4.	Oil and Gas Property

In June 2003, the Company entered into a farmout agreement with Banks Energy Inc. (“Banks”), a related company by virtue of sharing a common officer and director, for the right to earn a 10.75% net revenue interest in one section of land by paying 12.75% of the drilling, completing and tie-in costs. The section of land is located in Tehama County, California. In July 2003, the Company expended $22,580 for the drilling costs on a well on the property, which represented 12.75% of the estimated drilling costs.

In December 2003, Banks entered into an agreement with the operator of the property to sell all of its working interests in the property, including the Company’s 10.75% working interest, back to the operator for a minor loss. In conjunction with the sale, Banks agreed to reimburse the Company in full for all its exploration expenditures incurred on the property to date. The Company received $22,580 from Banks during the year ended December 31, 2004 for the reimbursement.

5.	Related Party Transactions

During the year ended December 31, 2005, the Company paid no management fees (2004 - $16,050) to the sole officer and director of the Company. At December 31, 2005, $2,500 (none in 2004) was due to the sole officer and director of the Company for expenses incurred on behalf of the Company. Amounts due are payable under normal trade payable terms.

6.	Income Taxes

As at December 31, 2005, the Company has estimated tax losses carryforward for tax purposes of $138,000 which begin to expire in 2021. This amount may be applied against future federal taxable income. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The tax effects of temporary differences that give rise to the Company’s deferred tax asset are as follows:

	2005	2004
Loss carry forwards	$ 46,920	$ 17,000
Valuation allowance	(46,920)	(17,000)
	$ -	$ -

RED SKY RESOURCES INC.
(An exploration stage enterprise)
Notes to Financial Statements December 31, 2005
(Expressed in U.S. Dollars)

The change in the valuation allowance from 2003 to 2004 was an increase of $6,000. The change in the valuation allowance for 2004 and 2005 was an increase of $29,920.

7.	Comparative Amounts

Certain of the comparative amounts have been reclassified to conform to the current year’s presentation.

8.	Subsequent Events

On February 3, 2006, the Company approved a forward stock split of its common stock on a 30 new for 1 old basis to stockholders of record on February 17, 2006. All share and per share amounts in these financial statements have been adjusted to give retroactive effect to the forward stock split. The par value of common stock was not changed.

On January 20, 2006 and February 7, 2006, the Company received $6,000 and $3,000, respectively, in advances from its sole officer and director of the Company. Amounts due are payable under normal trade payable terms.

SOURCE PETROLEUM INC.

(An exploration stage enterprise)

Balance Sheet

(Expressed in U.S. Dollars)

September 30, 2006

(Unaudited)

September 30,2006
ASSETS
Current assets
Cash and cash equivalents	$ 5,005,544
Accounts receivable and prepaid expenses	178,755

Total current assets	5,184,299

Mineral Property (Note 3)	-
Petroleum & natural gas properties (Note 4)	43,996,800
Total assets	49,181,099

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$ -
Total current liabilities	-

STOCKHOLDERS’ EQUITY
Share capital
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock, $0.0001 par value, 4,500,000,000 shares authorized, 70,845,827 issued and outstanding (December 31,2005 98,842,500)	7,084

Share subscriptions received	-
Additional paid-in capital	52,639,306
Deficit accumulated during the exploration stage	(3,465,291)
Total stockholders’ equity	49,181,099
Total liabilities and stockholders’ equity	$ 49,181,099

The accompanying notes are an integral part of these financial statements.

SOURCE PETROLEUM INC.

(An exploration stage enterprise)

Statement of Operations

(Expressed in U.S. Dollars)

September 30, 2006

(Unaudited)

	Cumulative October 14, 2001 (inception) to	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September	September	September	September	September
	2006	2006	2005	2006	2005

Revenue
Interest Income	$ 7,359	$ 7,359	$ -	$ 7,359	$ -

General and administrative expenses
Bank charges	$ 1,185	$ 169	$ 21	$ 254	$ 243
Consulting fees	34,068	22,500	-	30,000	-
Finder fees	1,054,775	1,054,775	-	1,054,775	-
Management fees	16,050	-	-	-	-
Mineral property expenditures	52,225	-	3,767	-	39,538
Office and Miscellaneous	33,678	30,850	837	28,368	1,440
Oil and Gas Expenditures	2,103,022	2,103,022	-	2,103,022	-
Professional fees	164,330	49,867	2,348	114,347	32,714
Transfer agent and filing fees	13,317	618	860	3,806	6,123

Net (loss) income for the period	$ (3,465,291)	$ (3,254,442)	$ (7,833)	$(3,327,211)	$ (80,058)

Basic and diluted (loss) income per share
Net (loss) income per share		$ (0.03)	$ (0.00)	$ (0.03)	$ (0.00)

Weighted average number of Common shares outstanding		96,307,458	98,842,500	97,849,006	98,842,500

The accompanying notes are an integral part of these financial statements.

SOURCE PETROLEUM INC.

(An exploration stage enterprise)

Statement of Cash Flows

(Expressed in U.S. Dollars)

September 30, 2006

(Unaudited)

	Cumulative October 14, 2001 (inception) to	Nine Months Ended	Nine Months Ended
	September	September	September
	2006	2006	2005

Cash flows from (used in) operating activities
Net (loss) income for the period	$ (3,465,291)	$ (3,327,211)	$ (80,056)
Value of warrants issued as finder fee ($1.50 per share)	461,775	461,775
Changes in non-cash working capital items:
- accounts receivable & prepaid	(178,755)	(178,755)
- accounts payable and accrued expenses	0	(8,615)	7,799

Net cash (used in) from operating activities	(3,182,270)	(3,052,810)	(72,257)

Cash flows from (used in) financing activities
Proceeds from issuance of common stock	8,187,815	8,058,190	-
Net cash from financing activities	8,187,815	8,058,190	-

Increase (decrease) in cash and cash equivalents	5,005,544	5,005,382	(72,257)

Cash and cash equivalents (deficiency), beginning of period	-	162	81,933

Cash and cash equivalents, end of period	$ 5,005,544	$ 5,005,544	$ 9,676

Non Cash related activities supplemental schedule:

On September 6, 2006, the Company issued 32,000,000 shares of our common stock to the shareholders of Source Projects Inc. in exchange for all of the issued and outstanding common shares of Source Projects Inc. The transaction was valued at $43,996,800 and was capitalized as petroleum and natural gas properties in these financial statements.

The accompanying notes are an integral part of these financial statements.

SOURCE PETROLEUM INC.

(An exploration stage enterprise)

Statements of Stockholders’ Equity

For the period from inception (October 14, 2001) to September 30, 2006

(Expressed in U.S. Dollars)

(Unaudited)

							Deficit
							accumulated	Total
					Additional		during	stockholders’
	Preferred Stock		Common Stock		paid-in	Subscription	exploration	(deficit)
	Shares	Amount	Shares	Amount	capital	received	stage	equity
Stocks issued at $0.000002 per share in October 2001	-	-	67,500,000	$6,750	-$6,600		$ -	$150

Net loss for the period	-	-	-	-	-		-542	-542
Balance, December 31, 2001	-	-	67,500,000	6,750	-6,600		-542	-392

Stocks issued at $0.003 per share in Feb 2002	-	-	8,842,500	884	28,591		-	29,475

Net loss for the period	-	-	-	-	-		-9,283	-9,283

Balance, December 31, 2002	-	-	76,342,500	7,634	21,991		-9,825	19,800

Net loss for the period	-	-	-	-	-		-24,450	-24,450
Balance, December 31, 2003	-	-	76,342,500	7,634	21,991		-34,275	-4,650

Stocks issued at $0.0044 per share in December 2004	-	-	22,500,000	2,250	97,750		-	100,000

Net loss for the period	-	-	-	-	-		-16,241	-16,241
Balance, December 31, 2004	-	-	98,842,500	9,884	119,741		-50,516	79,109

Net loss for the period	-	-	-	-	-		-87,565	-87,565

Balance, December 31, 2005	-	-	98,842,500	9,884	119,741		(138,081)	(8,456)
Stocks issued at $0.03 per share in March 2006	-	-	1,500,000	150	49,850		-	50,000
Net loss for the period	-	-	-	-	-		(27,528)	(27,528)
Balance, March 31, 2006	-	-	100,342,500	10,034	169,591	-	(165,609)	14,016
"Units" issued in May 2006
Stocks issued at $1.00 per share	-	-	2,000,000	200	622,512		-	622,512
Value of warrants issued with stock units ($1.25 per share)					709,429			709,429
Value of warrant issued with stock units ($1.50 per share)					667,860			667,860
Share subscriptions received						5,554,890		5,554,890

Net loss for the period	-	-	-	-	-		(45,240)	(45,240)
Balance, June 30, 2006			102,342,500	$10,234	$2,169,391	$5,554,890	($210,849)	$7,523,666
Stocks issued under Subscriptions	-	-	3,703,327	370	3,338,128	(3,338,128)	-	-
"Units" issued in July 2006
Stocks issued at $1.50 per share			300,000	30	270,416	(270,416)		-
Values of warrants issued with stock units ($2.25 per share)					2,396,046	(1,945,946)		450,100
Value of warrants issued as finders’ fee ($1.50 per share)					461,775			461,775
Stocks issued at $1.375 per share in September 2006			32,000,000	3200	43,996,800			44,000,000
Cancelled Shares			(67,500,000)	(6,750)	6,750			-
Net loss for the period	-	-	-	-	-		(3,254,442)	(3,254,442)
Balance, September 30, 2006			70,845,827	$7,084	$52,639,306	-	($3,465,291)	$49,181,099

The accompanying notes are an integral part of these financial statements.

1.	Basis of Presentation

The accompanying unaudited interim balance sheets, statements of operations, statements of shareholders’ equity and cash flows reflected all adjustments, consisting of normal recurring adjustments and other adjustments, that are, in the opinion of management, necessary for a fair presentation of the financial position of the Company, at September 30, 2006 and the results of operations, shareholders’ equity and cash flows for the interim period ended September 30, 2006. The accompanying unaudited financial statements have been prepared in accordance with the instruction from Form 10-QSB pursuant to the rules and regulations of the Securities and Exchange Commission and, therefore, do not include all information and notes normally provided in audited financial statements and should be read in conjunction with the Company’s financial statements for the fiscal year ended December 31, 2005. The result of operations for the interim periods presented is not necessarily indicative of the results to be expected for the full year.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in recent years resulting in a substantial accumulated deficit. As of September 30, 2006, the Company had a total of $5,005,544 in cash; however this amount is insufficient to sustain operations over the course of the next twelve months. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to meet its commitments as they become payable is dependent on the ability of the Company to obtain necessary financing or achieving a profitable level of operations. To meet these objectives, the Company plans to seek additional equity and expects to raise funds through private or public equity investment in order to support existing operations and expand the range and scope of its business. There is no assurance that such additional funds will be available for the Company on acceptable terms, if at all. Management believes that actions presently taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company’s ability to achieve these objectives cannot be determined at this time. There are no assurances that the Company will be successful in achieving these goals.

a)	Organization

Red Sky Resources Inc. (the “Company”) was formed on December 20, 2004 upon the merger (the “Merger”) of Pacific Petroleum Inc., a Delaware corporation (“Pacific Petroleum”) with its wholly owned subsidiary, Red Sky Resources Inc., a Nevada corporation (“Red Sky Nevada”). Pacific Petroleum was incorporated under the laws of the State of Delaware on October 14, 2001. Red Sky Nevada was incorporated under the laws of the State of Nevada on November 23, 2004. At the time of the Merger, Pacific Petroleum owned all of the issued and outstanding shares of Red Sky Nevada. Each share of Pacific Petroleum common stock issued and outstanding immediately prior to the Merger was converted into one share of common stock of Red Sky Nevada. The surviving legal entity is Red Sky Nevada while the financial statements are the continuation of Pacific Petroleum.

On February 3, 2006, the Company approved a forward stock split of its common stock on a 30 new for 1 old basis to stockholders of record on February 17, 2006. The par value of common stock was not changed.

The Company is in the business of exploring mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable. The Company therefore has not reached the development stage and is considered to be an exploration stage company.

The recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the exploration and upon future profitable production.

On April 25, 2006, the Company entered into a non-binding letter of intent to acquire all of the issued and outstanding shares of 1223121 Alberta Ltd., a privately-owned Alberta corporation engaged in the oil and gas exploration business. The Company had planned to purchase all of the issued shares of 1223121 Alberta Ltd. by way of a share exchange.

To facilitate the transaction contemplated under the April 25, 2006 letter of intent, the Company approved a one and one half (1.5) for one (1) forward stock split basis to stockholders of record on April 18, 2006. (See Subsequence event for detail)

On May 25, 2006, the Company changed its name to Source Petroleum Inc. In September 2006, the Company acquired Source Projects Inc. to further its mineral property exploration options, see Note 5 and Note 4.

b)	Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not generated any revenue and requires additional funds to maintain its operations. Management’s plans in this regard are to raise equity financing as required.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The Company has not generated any material operating revenues to date.

2.	Significant Accounting Policies
a)	Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of nine months or less when purchased. As at September 30, 2006, cash and cash equivalents consist of cash and trust only.

b)	Accounting Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

c)	Mineral Properties/ Petroleum & natural gas properties

The Company utilizes the full cost method to account for its investment in mineral, oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of mineral, oil and gas reserves, including such costs as leasehold acquisition costs, interest costs relating to unproved properties, geological expenditures and direct internal costs are capitalized into the full cost pool. As of September 30, 2006, the Company has no properties with proven reserves. When the Company obtains proven mineral, oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical, the amount of such properties are added to the capitalized cost to be amortized. As of September 30, 2006, all of the Company’s mineral, oil and gas properties were unproved and were excluded from amortization.

The capitalized costs included in the full cost pool are subject to a “ceiling test”, which limits such costs to the aggregate of the estimated present value, using an estimated discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions and the estimated value of unproven properties. As of September 30, 2006, none of the Company’s unproved minerial, oil and gas properties were considered impaired.

d)	Asset Retirement Obligations

The Company has adopted SFAS No. 143, Accounting for Asset Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires a liability to be recorded for the present value of the estimated site restoration costs with corresponding increase to the carrying amount of the related long-lived asset. The liability will be accreted and the asset will be depreciated over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made.

The Company has not recorded any asset retirement obligation to date as the amounts, if any, are not significant at this time.

e)	Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of September 30, 2006 the Company had no balance in a bank beyond insured limits.

f)	Foreign Currency Transactions

The Company maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

g)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and due to a related party. The carrying amounts of these financial instruments approximate fair value due to the short-term nature of these items. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

h)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards (SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the periods in which the differences are expected to reverse.

i)	Comprehensive Income

The Company adopted SFAS No. 130, “Reporting Comprehensive Income”, which requires inclusion of foreign currency translation adjustments, reported separately in its Statement of Stockholders’ Equity, in other comprehensive income. The Company had no other comprehensive income for the periods presented.

j)	Loss Per Share

Loss per share is computed using the weighted average number of shares outstanding during the periods. The Company has adopted SFAS No. 128, “Earnings Per Share”. Diluted loss per share is equivalent to basic loss per share as there are no dilutive securities outstanding.

k)	Stock-based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. The intrinsic value method of accounting resulted in compensation expense for stock options to the extent that the exercise prices were set below the fair market price of the Company’s stock at the date of grant.

As of January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with the Company’s valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, “Accounting for Stock Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock Based Compensation Transition and Disclosure”.

Since the Company did not issue stock options to employees during the six months ended June 30, 2006 or 2005, there is no effect on net loss or earnings per share had the Company applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee compensation. When the Company issues shares of common stock to employees and others, the shares of common stock are valued based on the market price at the date the shares of common stock are approved for issuance.

l)	New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainties in Income Taxes, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for financial statements as of January 1, 2007. The Company has not yet determined the impact of applying FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. FAS 158 is effective for financial statements as of December 31, 2006. The Company does not expect any material impact from applying FAS 158.

3.	Mineral Property

During the year ended December 31, 2004, the Company staked twenty-five mining claims located in the Iliamna Recording District of Southwestern Alaska. As the claims do not contain any known reserves, the exploration costs were expensed during the periods. The mineral claims are renewable on the first day of every September conditional on paying the annual filing fee of $2,500 to the State of Alaska by

November 30, 2006 and meeting mineral exploration expenditure of $10,000 or by paying cash in lieu of mineral exploration expenditures.

4.	Petroleum & natural gas properties

On July 26, 2006, the Company entered into a share exchange agreement with all of the shareholders of Source Projects Inc., Source Projects Inc., and 1245147 Alberta Ltd. for the purchase by the Company of all of the issued and outstanding shares of Source Projects Inc. Source Projects Inc. is the sole shareholder of 1245147 Alberta Ltd., which has entered into farm-out agreements for exploration of oilsands relating to certain farmout lands located in Alberta and Saskatchewan. Upon the completion of this share exchange agreement, the Company has shifted its attention to the exploration of oilsands and oil shales under the farm-out agreements held by 1245147 Alberta Ltd.

The exploration activities on these farmout lands are in very early stages and there can be no assurance that we will be able to successfully locate commercially viable resources or reserves or any at all.

The pro forma unaudited combined financial statements give effect to the purchase of Source Projects, as if the acquisition had occurred as of January 1, 2006 for informational purposes only and is not necessarily indicative of what the financial position or results of operations would have been had the acquisition at the date indicated. In addition, the unaudited pro forma condensed combined Statement of Operations does not purport to project the future operating results of the combined company, whereby all of the issued and outstanding common shares of Source Projects were acquired by Source Petroleum Inc. for consideration of 32,000,000 common shares. The transaction is accounted for as a purchase transaction; that is, the transaction is equivalent to the issuance of shares by Source Petroleum Inc. for the net assets of Source Projects. The value of the shares issued by Source Petroleum Inc. was determined by the closing market price as of the date of the acquisition discounted by 35% which is management’s estimate of the dilution effect expected to occur from the issuance of such a large block of shares. The net value recorded equals management’s estimate of the value of the property rights acquired.

Source Petroleum Inc.
(an exploation stage enterprise)
PRO FORMA COMBINED STATEMENT OF OPERATIONS AND DEFICIT
(Unaudited)
For Nine Month Ended September 30, 2006
	Source	Source	Pro Forma		Pro Forma
	Petroleum Inc.	Projects	Adjustments	Note	Combined
Revenue
Interest	$ 7,359	$ -	$ -		$ 7,359

Expenses
General & Administrative	$ 2,875,068	$ -	$ -		$ 2,875,068
Foreign Exchange gain (loss)	$ (2,273)	$ -	$ -		$ (2,273)
	$ 2,872,795	$ -	$ -		$ 2,872,795

Net (loss) income for the period	$ (2,865,436)	$ -	$ -		$ (2,865,436)
-
Loss per share - Basic and Diluted	$ (0.03)	$ -	$ -		$ (0.03)
5.	Related Party Transactions

During the quarter ended September 30, 2006, the Company paid consulting fees in the amount of $22,500 to its sole officer and director.

6.	Common Stock

On February 3, 2006, the Company approved thirty for one forward stock split basis on the stockholders of record on February 17, 2006. All references in the accompanying financial statements to the number of common stock outstanding and per share amounts have been restated to reflect the stock split.

On April 25, 2006, the Company approved one half shares for one forward stock split. As a result, the Company authorized capital increased from 3,000,000,000 shares of common stock with a par value of $0.001 per share to 4,500,000,000 shares of common stock with a par value of $0.001 per share. This also increased our issued and outstanding share capital from 66,895,000 shares of common stock to 100,342,500 shares of common stock as of April 18, 2006. All references in the accompanying financial statements to the number of common stock outstanding and per share amounts have been restated to reflect the stock split.

On May 11, 2006, the Company issued 2,000,000 units (each a “Unit”) due to the closing of the Company’s private placement at $1.00 per Unit for total proceeds of $2,000,000. Each Unit consists of one share of common stock of the Company and two share purchase warrants, with one warrant exercisable into one common share at the price of US$1.25 for a period of 2 years, and the second warrant exercisable into one common share at the price of US$1.50 for a period of 2 years.

On July 5, 2006, the Company issued 4,003,327 units (each a “Unit”) at a price of US$1.50 per unit for gross proceeds of $6,004,991. Each unit consists of one common share and one common share purchase warrant, with one of such warrants entitling the holder thereof to purchase one share at a price of USD$2.25 per share for a period of two years. The Company has agreed to pay certain individuals finders’ fees for assisting the Company in raising funds in connection with its recent private placements of units at $1.50. $593,000 cash is paid in July 2006. The Company allots 395,330 warrants which will be exercisable into one common share at the price of US$1.50 for a period of two years.

On September 6, 2006 the Company completed the acquisition of all the issued and outstanding common stock of Source Projects Inc. In exchange for all of the issued and outstanding shares of Source Projects Inc., the Company issued to the shareholders of Source Projects Inc. an aggregate of 32,000,000 shares of our common stock.

On September 6, 2006, D. Barry Lee returned 67,500,000 shares of common stock of Source Petroleum Inc. to the Company for cancellation.

Warrants outstanding and exercisable as of September 30, 2006

Date Granted	Date Expired	Excise Price	No.
5/11/2006	5/11/2008	1.25	2,000,000
5/11/2006	5/11/2008	1.50	2,000,000
7/5/2006	7/5/2008	2.25	4,003,327
7/5/2006	7/5/2008	1.50	395,330
6.	Preferred Shares

$0.0001 par value, 5,000,000 shares authorized, none issued and outstanding.

7.	Subsequent Events

None.

Appendix A

Form of Articles of Conversion

ARTICLES OF CONVERSION

(PURSUANT TO 92A.205)

1.	NAME AND JURISDICTION OF ORGANIZATION OF CONSTITUENT ENTITY AND RESULTING ENTITY:
SOURCE PETROLEUM, INC. (Name of Constituent Entity)
Nevada (Jurisdiction)	Corporation (Entity type*)

- and -
SOURCE PETROLEUM, INC. (Name of Resulting Entity)
Alberta, Canada (Jurisdiction)	Corporation (Entity type)
2.	A PLAN OF CONVERSION HAS BEEN ADOPTED BY THE CONSTITUENT ENTITY IN COMPLIANCE WITH THE LAW OF THE JURISDICTION GOVERNING THE CONSTITUENT ENTITY.
3.	LOCATION OF PLAN OF CONVERSION: (CHECK ONE)
☒	THE ENTIRE PLAN OF CONVERSION IS ATTACHED TO THESE ARTICLES.
☐	THE COMPLETE EXECUTED PLAN OF CONVERSION IS ON FILE AT THE REGISTERED OFFICE OR PRINCIPAL PLACE OF BUSINESS OF THE RESULTING ENTITY.
☐	THE COMPLETE EXECUTED PLAN OF CONVERSION FOR THE RESULTING DOMESTIC LIMITED PARTNERSHIP IS ON FILE AT THE RECORDS OFFICE REQUIRED BY NRS 88.330.
4.	FORWARDING ADDRESS WHERE COPIES OF PROCESS MAY BE SENT BY THE SECRETARY OF STATE OF NEVADA (IF A FOREIGN ENTITY IS THE RESULTING ENTITY IN THE CONVERSION):

Attn: Hussein Charanek

Source Petroleum, Inc.

Suite 620, 304 - 8th Avenue, S.W.,

Calgary, Alberta T2P 1C1 Canada

5.	EFFECTIVE DATE OF CONVERSION (OPTIONAL) (NOT TO EXCEED 90 DAYS AFTER THE ARTICLES ARE FILED PURSUANT TO NRS 92A.240)*:
6.	SIGNATURES - MUST BE SIGNED BY:

1.

If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manger of each Nevada limited-liability company with managers or all the members if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a.; general partnership governed by NRS chapter 87).

2.	If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it.

NAME OF CONSTITUENT ENTITY

		/	/
SIGNATURE	TITLE	DATE

* Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. THIS STATEMENT MUST BE INCLUDED WITHIN THE RESULTING ENTITY'S ARTICLES.

FILING FEE $350.00

Appendix B

Form of Plan of Conversion

PLAN OF CONVERSION

It is hereby certified that:

1.         The constituent business corporation participating in the plan of conversion is Source Petroleum, Inc., which is incorporated under the laws of the State of Nevada ("Source Nevada"). The current address of Source Nevada is Suite 620, 304 - 8th Avenue, S.W., Calgary, Alberta T2P 1C1 Canada.

2.         The proposed name of the resulting business corporation is Source Petroleum, Inc., a company continued under the laws of the Province of Alberta ("Assure Canada"). The proposed address of Source Canada will be Suite 620, 304 - 8th Avenue, S.W., Calgary, Alberta T2P 1C1 Canada.

3.	A copy of the Articles of Continuance and By-Laws of Source Canada is attached hereto.

4.         Source Nevada desires to effectuate a conversion to Source Canada pursuant to Nevada Revised Statutes Chapter 92A.105.

5.         The conversion of Source Petroleum, Inc., a Nevada corporation, to Source Petroleum, Inc., a Canadian corporation, is intended to qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended. Upon the effective date of the conversion, each issued and outstanding share of Source Nevada shall automatically, without any action on the part of the company or a stockholder, become one issued and outstanding share of Source Canada.

6.         Source Nevada is authorized to issue 4,500,000,000 shares of Common Stock, 5,000,000 shares of Preferred Stock. As of the date hereof, Source Nevada has 70,845,827 shares of Common Stock, no shares of Preferred Stock issued and outstanding.

7.         Source Canada is authorized to issue unlimited number shares of Common Stock and Preferred Stock. Upon the effective date of the plan of conversion, Source Canada will have 70,845,827 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

8.	Upon the effectiveness of the plan of conversion, the separate existence of Source Nevada shall cease.

9.         The Articles of Continuance and By-Laws of Source Canada will be the Articles of Incorporation and By-Laws of Source Canada, the resulting entity, and will continue in full force and effect until changed, altered or amended as provided in the Alberta Business Corporations Act.

10.      The officers and directors of Source Nevada shall be the officers and directors of Source Canada upon the effective date of the plan of conversion, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated.

11.	The plan of conversion was duly adopted by the Board of Directors of Source Nevada on January 19, 2007.

12.      The plan of conversion was duly adopted by the stockholders of Assure Nevada at a special shareholders' meeting held on March ___, 2007.

The plan of conversion shall be effective upon the filing hereof.

SOURCE PETROLEUM, INC. (A NEVADA CORPORATION)

By:
Name: Hussein Charanek
Title: President

SOURCE PETROLEUM, INC. (AN ALBERTA CORPORATION)

By:
Name: Hussein Charanek
Title: President

Date: ___________________ , 2007

Appendix C

Form of Articles of Continuance

ALBERTA REGISTRIES			ARTICLES OF CONTINUANCE
Business Corporations Act
Sections 188, 273 and 274
1.	NAME OF CORPORATION	2.	CORPORATE ACCESS NUMBER
SOURCE PETROLEUM, INC.			_____________________
3.			THE CLASSES OF SHARES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:
SEE SCHEDULE "A" ATTACHED HERETO AND FORMING A PART HEREOF.
4.			RESTRICTIONS ON SHARE TRANSFERS (if there are no restrictions, enter "NONE"):
NONE
5.			Number, or minimum and maximum number of directors:
MINIMUM THREE (3) AND MAXIMUM TWENTY (20)
6.			IF THE CORPORATION IS RESTRICTED FROM CARRYING ON A CERTAIN BUSINESS OR RESTRICTED TO CARRYING ON A CERTAIN BUSINESS, SPECIFY THE RESTRICTIONS (if there are no restrictions, enter "NONE"):
NONE
7.			IF A CHANGE OF NAME IS EFFECTED, INDICATE PREVIOUS NAME:
8.			DETAILS OF INCORPORATION:
INCORPORATED IN NEVADA ON NOVEMBER 24, 2004 AND SUBSEQUENTLY MERGED WITH PACIFIC PETROLEUM INC. (DELAWARE CORPORATION) IN THE STATE OF NEVADA ON DECEMBER 6, 2004.
9.			OTHER RULES OR PROVISIONS (if there are no rules or provisions, enter "NONE"):
SEE SCHEDULE "B" ATTACHED HERETO AND FORMING A PART HEREOF.
DATE	SIGNATURE		TITLE

___________________, 2007	Hussein Charanek		Director

FOR DEPARTMENTAL USE ONLY	FILED:

Schedule "A"

to Articles of Continuance

of

SOURCE PETROLEUM, INC.

dated the _____ day of ____________________, 2007.

3.	THE CLASSES OF SHARES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:
(a)	unlimited number shares of Common Stock; and
(b)	unlimited number shares of Preferred Stock.
(A)	COMMON SHARES
1.	Voting

Except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series, each holder of a Common Share is entitled to receive notice of, to attend and to vote at all meetings of the shareholders of the Corporation.

2.	Dividends

Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Common Shares are entitled to receive dividends if, as and when declared by the directors of the Corporation.

3.	Return of Capital

Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Common Shares are entitled to share equally in the remaining property of the Corporation upon liquidation, dissolution or winding-up of the Corporation.

(B)	BLANK CHECK PREFERRED SHARES

The Blank Check Preferred Shares may be issued from time to time in one or more series or classes. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class of Blank Check Preferred Shares and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Blank Check Preferred Shares shall include, but not be limited to, determining the following:

(1)	the designation of such series, the number of shares to constitute such series and the stated value thereof;
(2)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

(3)

the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of Blank Check Preferred Shares;

(4)	whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;
(5)

the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6)

whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

(7)

whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of Blank Check Preferred Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8)

the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional shares, including additional shares of such series or of any other series of Blank Check Preferred Shares or of any other class; and

(9)	any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating optional and other special rights of each series of Blank Check Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Blank Check Preferred Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

Schedule "B"

to Articles of Continuance

of

SOURCE PETROLEUM, INC.

dated the ____ day of ______________, 2007.

9.	OTHER RULES OR PROVISIONS (IF ANY):
(i)

The Directors of the Corporation may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at anytime exceed one-third of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.

(ii)

Meetings of shareholders of the Corporation shall be held in the City of Vancouver in the Province of British Columbia, in the City of Toronto in the Province of Ontario, in the City of Montreal in the Province of Quebec, in the City of St. John's in the Province of Newfoundland, in the City of Halifax in the Province of Nova Scotia, in the City of New York in the State of New York, or anywhere in the Province of Alberta that the directors determine.

Appendix D

Form of Bylaws of Source Petroleum, Inc., an Alberta corporation

BY-LAWS

OF

SOURCE PETROLEUM, INC.

AN ALBERTA CORPORATION

SECTION 1.

DEFINITIONS AND INTERPRETATION

(1)	DEFINITIONS

In the By-laws, unless the context otherwise requires:

(a)	"ABCA" means the Business Corporations Act (Alberta), as amended;
(b)	"appoint" includes elect and vice versa;
(c)

"Articles" includes the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement, articles of dissolution and articles of revival of the Corporation, and any amendment to any of them;

(d)	"Board" means the board of directors of the Corporation;
(e)	"By-laws" means this by-law and all other by-laws of the Corporation from time to time in force;
(f)	"Corporation" means Source Petroleum, Inc.;
(g)	"Director" means an individual who is elected or appointed as a director of the Corporation;
(h)	"Indemnified Party" has the meaning set out in section I.A.8 for purposes of that section;
(i)	"Officer" means an officer of the Corporation appointed by the Board;
(j)	"Record Date" means, for the purpose of determining Shareholders entitled to receive notice of a meeting of Shareholders:
i)	the date fixed in advance by the Board for that determination which precedes the date on which the meeting is to be held by not more than 50 days and not less than 21 days,
ii)	if no date is fixed by the Board, at the close of business on the last business day which precedes the day on which the notice is sent, or
iii)	if no notice is sent, the day on which the meeting is held;
(k)	"Recorded Address" means:

i)	in the case of a Shareholder, the Shareholder's latest address as shown in the Corporation's records or those of its transfer agent,
ii)

in the case of joint Shareholders, the latest address as shown in the Corporation's records or those of its transfer agent in respect of those joint holders, or the first address appearing if there is more than one address,

iii)	in the case of a Director, the Director's latest address as shown in the Corporation's records or in the last notice of directors filed with the Registrar, and
iv)	in the case of an Officer or auditor of the Corporation, that person's latest address as shown in the Corporation's records;
(l)	"Registrar" means the Registrar of Corporations or a Deputy Registrar of Corporations appointed under the ABCA;
(m)	"Regulations" means the Regulations, as amended, in force from time to time under the ABCA; and
(n)	"Shareholder" means a shareholder of the Corporation.
(2)	INTERPRETATION

In the By-laws, except if defined in this section or the context does not permit:

(a)	words and expressions defined or used in the ABCA have the meaning or use given to them in the ABCA;
(b)	words importing the singular include the plural and vice versa;
(c)	words importing gender include masculine, feminine and neuter genders; and
(d)	words importing persons include bodies corporate.
(3)	HEADINGS

The headings used in the By-laws are inserted for convenience of reference only. The headings are not to be considered or taken into account in construing the terms of the By-laws nor are they to be deemed in any way to clarify, modify or explain the effect of any term of the By-laws.

(4)	BY-LAWS SUBJECT TO THE ABCA

The By-laws are subject to the ABCA and the Regulations, to any unanimous shareholder agreement and to the Articles, in that order.

SECTION 2.

BUSINESS OF THE CORPORATION

(1)	EXECUTION OF DOCUMENTS

Documents may be executed on behalf of the Corporation in the manner and by the persons the Board may designate by resolution.

(2)	CHEQUES, DRAFTS AND NOTES

Cheques, drafts or orders for the payment of money, notes, acceptances and bills of exchange must be signed in the manner and by the persons the Board may designate by resolution.

(3)	CORPORATE SEAL

The Board may, by resolution, adopt a corporate seal containing the name of the Corporation as the corporate seal. A document issued by or executed on behalf of the Corporation is not invalid only because the corporate seal is not affixed to that document. A document requiring authentication by the Corporation does not need to be under seal.

(4)	BANKING ARRANGEMENTS

The Board may open any bank accounts the Corporation may require at a financial institution designated by resolution of the Board. The Board may adopt, authorize, execute or deposit any document furnished or required by the financial institution and may do any other thing as may be necessarily incidental to the banking and financial arrangements of the Corporation.

(5)	VOTING RIGHTS IN OTHER BODIES CORPORATE

The persons designated by the Board to execute documents on behalf of the Corporation may execute and deliver instruments of proxy and arrange for the issue of voting certificates or other evidence of the right to exercise voting rights attached to any securities held by the Corporation in another body corporate. The instruments, certificates or other evidence shall be in favour of the person that is designated by the persons executing the instruments of proxy or arranging for the issue of voting certificates or other evidence of the right to exercise voting rights. In addition, the Board may direct the manner in which and the person by whom any particular voting right or class of voting rights may be exercised.

(6)	WITHHOLDING INFORMATION FROM SHAREHOLDERS

No Shareholder is entitled to obtain any information respecting any detail or conduct of the Corporation's business which, in the opinion of the Board, would not be in the best interests of the Shareholders or the Corporation to communicate to the public.

The Board may determine whether and under what conditions the accounts, records and documents of the Corporation are open to inspection by the Shareholders. No Shareholder has a right to inspect any account, record or document of the Corporation except as conferred by the ABCA or authorized by resolution of the Board or by resolution passed at a meeting of Shareholders.

(7)	DIVISIONS

The Board may cause any part of the business and operations of the Corporation to be segregated or consolidated into one or more divisions upon the basis the Board considers appropriate. Any division may be designated by the name the Board determines and may transact business under that name. The name of the Corporation must be set out in legible characters in and on all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of any division of the Corporation.

SECTION 3.

BORROWING

(1)	BORROWING POWER

Without limiting the borrowing power of the Corporation provided by the ABCA, the Board may, without authorization of the Shareholders:

(a)	borrow money on the credit of the Corporation;
(b)	issue, reissue, sell or pledge debt obligations of the Corporation;
(c)	subject to section 45 of the ABCA, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

The Directors may, by resolution, delegate to a Director, a committee of Directors or an Officer all or any of the powers conferred on them by this section.

SECTION 4.

DIRECTORS

(1)	MANAGEMENT OF BUSINESS

The Board shall manage the business and affairs of the Corporation. Every Director must comply with the ABCA, the Regulations, the Articles and the By-laws.

(2)	QUALIFICATION

A person is disqualified for election as a Director if that person:

(a)	is less than 18 years of age;
(b)	is
i)	a dependant adult as defined in the Dependent Adults Act (Alberta) or the subject of a certificate of incapacity under that Act,
ii)	a formal patient as defined in the Mental Health Act (Alberta),
iii)	the subject of an order under The Mentally Incapacitated Persons Act (Alberta) appointing a committee of his or her person, estate or both, or
iv)	a person who has been found to be of unsound mind by a court elsewhere than in Alberta;
(c)	is not an individual; or
(d)	has the status of bankrupt.

A Director is not required to hold shares issued by the Corporation.

(3)	NUMBER OF DIRECTORS

The Board is to consist of that number of Directors permitted by the Articles. In the event the Articles permit a minimum and maximum number of Directors, the Board is to consist of the number of Directors the Shareholders determine by ordinary resolution. The number of Directors at any one time may not be less than the minimum or more than the maximum number permitted by the Articles.

(4)	INCREASE NUMBER

The Shareholders may amend the Articles to increase the number, or the minimum or maximum number, of Directors. Upon the adoption of an amendment increasing the number or minimum number of Directors, the Shareholders may, at the meeting at which they adopt the amendment, elect the additional number of Directors authorized by the amendment. Upon the issue of a certificate of amendment, the Articles are deemed to be amended as of the date the Shareholders adopted the amendment.

(5)	DECREASE NUMBER

The Shareholders may amend the Articles to decrease the number, or the minimum or maximum number, of Directors. No decrease shortens the term of an incumbent Director.

(6)	ELECTION AND TERM

Each Director named in the notice of directors filed at the time of incorporation holds office from the issue of the certificate of incorporation until the first meeting of Shareholders. The Shareholders are to elect Directors by ordinary resolution at the first meeting of Shareholders and at each succeeding annual meeting at which an election of Directors is required. The elected Directors are to hold office for a term expiring not later than the close of the next annual meeting of Shareholders following the election. A Director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of Shareholders following the Director's election. If Directors are not elected at a meeting of Shareholders, the incumbent Directors continue in office until their respective successors are elected.

(7)	REMOVAL OF DIRECTORS

The Shareholders may by ordinary resolution passed at a special meeting of Shareholders remove a Director from office. Any vacancy created by the removal of a Director may be filled at the meeting at which the Director was removed, failing which the vacancy may be filled by a quorum of Directors.

(8)	CONSENT

No election or appointment of an individual as a Director is effective unless:

(a)	the individual was present at the meeting when elected or appointed and did not refuse to act as Director; or
(b)	if the individual was not present at the meeting when elected or appointed as a Director, the individual
i)	consented in writing to act as a Director before the individual's election or appointment or within 10 days after it, or
ii)	has acted as a Director pursuant to the election or appointment.
(9)	CEASING TO HOLD OFFICE

A Director ceases to hold office when:

(a)	the Director dies or resigns;
(b)	the Director is removed from office by the Shareholders who elected the Director; or
(c)	the Director ceases to be qualified for election as a Director under subsection (2).

A Director's resignation is effective at the time a written resignation is sent to the Corporation, or at the time specified in the resignation, whichever is later.

(10)	FILLING VACANCIES

A quorum of Directors may fill a vacancy in the Board, except a vacancy resulting from an increase in the number or minimum number of Directors or from a failure to elect the number or minimum number of Directors required by the Articles. If there is not a quorum of Directors, or if there has been a failure to elect the number or minimum number of Directors required by the Articles, the Directors then in office must immediately call a special meeting of Shareholders to fill the vacancy. If the Directors fail to call a meeting, or if there are no Directors then in office, the meeting may be called by any Shareholder.

(11)	DELEGATION TO A MANAGING DIRECTOR OR COMMITTEE

The Directors may appoint from their number a Managing Director or a committee of Directors. At least half of the members of a committee of Directors must be resident Canadians. A Managing Director must be a resident Canadian. The Directors may delegate to a Managing Director or a committee of Directors any of the powers of the Directors. However, no Managing Director and no committee of Directors has authority to:

(a)	submit to the Shareholders any question or matter requiring the approval of the Shareholders;
(b)	fill a vacancy among the Directors or in the office of auditor;
(c)	issue securities, except in the manner and on the terms authorized by the Directors;
(d)	declare dividends;
(e)	purchase, redeem or otherwise acquire shares issued by the Corporation, except in the manner and on the terms authorized by the Directors;
(f)	pay a commission in connection with the sale of shares of the Corporation;
(g)	approve a management proxy circular;
(h)	approve any financial statements; or
(i)	adopt, amend or repeal By-laws.
(12)	REMUNERATION AND EXPENSES

The Directors are entitled to receive remuneration for their services in the amount the Board determines. Subject to the Board's approval, the Directors are also entitled to be reimbursed for traveling and other expenses incurred by them in attending meetings of the Board or any committee of Directors or in the performance of their duties as Directors.

Nothing contained in the By-laws precludes a Director from serving the Corporation in another capacity and receiving remuneration for acting in that other capacity.

The Directors must disclose to the Shareholders the aggregate remuneration paid to the Directors. The disclosure must be in a written document to be placed before the Shareholders at every annual meeting of Shareholders and must relate to the same time period as the financial statements required to be presented at the meeting relate to.

(13)	ANNUAL FINANCIAL STATEMENTS

The Board must place before the Shareholders at every annual meeting of Shareholders financial statements which have been approved by the Board as evidenced by the signature of one or more of the Directors, the report of the auditor and any further information respecting the financial position of the Corporation and the results of its operations that is required by the ABCA, the Regulations, the Articles, the By-laws or any unanimous shareholder agreement.

SECTION 5.

MEETINGS OF DIRECTORS

(1)	CALLING MEETINGS

The Chairperson of the Board, the Managing Director or any Director may call a meeting of Directors. A meeting of Directors or of a committee of Directors may be held within or outside of Alberta at the time and place indicated in the notice referred to in subsection (2).

(2)	NOTICE

Notice of the time and place of a meeting of Directors or any committee of Directors must be given to each Director or each Director who is a member of a committee not less than 48 hours before the time fixed for that meeting. Notice must be given in the manner prescribed in section I.A.11. A notice of a meeting of Directors need not specify the purpose of the business to be transacted at the meeting except when the business to be transacted deals with a proposal to:

(a)	submit to the Shareholders any question or matter requiring the approval of the Shareholders;
(b)	fill a vacancy among the Directors or in the office of auditor;
(c)	issue securities;
(d)	declare dividends;
(e)	purchase, redeem or otherwise acquire shares issued by the Corporation;
(f)	pay a commission in connection with the sale of shares of the Corporation;
(g)	approve a management proxy circular;
(h)	approve any financial statements; or
(i)	adopt, amend or repeal By-laws.
(3)	NOTICE OF ADJOURNED MEETING

Notice of an adjourned meeting of Directors is not required if a quorum is present at the original meeting and if the time and place of the adjourned meeting is announced at the original meeting. If a meeting is adjourned because a quorum is not present, notice of the time and place of the adjourned meeting must be given as for the original meeting. The adjourned meeting may proceed with the business to have been transacted at the original meeting, even though a quorum is not present at the adjourned meeting.

(4)	MEETINGS WITHOUT NOTICE

No notice of a meeting of Directors or of a committee of Directors needs to be given:

(a)	to a newly elected Board following its election at an annual or special meeting of Shareholders; or
(b)	for a meeting of Directors at which a Director is appointed to fill a vacancy in the Board, if a quorum is present.
(5)	WAIVER OF NOTICE

A Director may waive, in any manner, notice of a meeting of Directors or of a committee of Directors. Attendance of a Director at a meeting of Directors or of a committee of Directors is a waiver of notice of the meeting, except when the Director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

(6)	QUORUM

The Directors may fix the quorum for meetings of Directors or of a committee of Directors, but unless so fixed, a majority of the Directors or of a committee of Directors holding office at the time of the meeting constitutes a quorum.

Subject to the provisions of the ABCA, no business may be transacted unless at least half of the Directors present are resident Canadians.

(7)	REGULAR MEETINGS

The Board may by resolution establish one or more days in a month for regular meetings of the Board at a time and place to be named in the resolution. No notice is required for a regular meeting.

(8)	CHAIRPERSON OF MEETINGS

The chairperson of any meeting of Directors is the first mentioned of the following Officers (if appointed) who is a Director and is present at the meeting: Chairperson of the Board, Managing Director, or President. If none of the foregoing Officers are present, the Directors present may choose one of their number to be chairperson of the meeting.

(9)	DECISION ON QUESTIONS

Every resolution submitted to a meeting of Directors or of a committee of Directors must be decided by a majority of votes cast at the meeting. In the case of an equality of votes, the chairperson does not have a casting vote.

(10)	MEETING BY TELEPHONE

If all the Directors consent, a Director may participate in a meeting of Directors or of a committee of Directors by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other. A Director participating in a meeting by means of telephone or other communication facilities is deemed to be present at the meeting.

(11)	RESOLUTION IN LIEU OF MEETING

A resolution in writing signed by all the Directors entitled to vote on that resolution at a meeting of Directors or committee of Directors is as valid as if it had been passed at a meeting of Directors or committee of Directors. A resolution in writing takes effect on the date it is expressed to be effective.

A resolution in writing may be signed in one or more counterparts, all of which together constitute the same resolution. A counterpart signed by a Director and transmitted by facsimile or other device capable of transmitting a printed message is as valid as an originally signed counterpart.

SECTION 6.

OFFICERS AND APPOINTEES OF THE BOARD

(1)	APPOINTMENT OF OFFICERS

The Directors may designate the offices of the Corporation, appoint as officers individuals of full capacity, specify their duties and delegate to them powers to manage the business and affairs of the Corporation, except those powers referred to in section I.A.4 which may not be delegated to a Managing Director or to a committee of Directors. Unless required by the By-laws, an Officer does not have to be a Director. The same individual may hold two or more offices of the Corporation.

(2)	TERM OF OFFICE

An Officer holds office from the date of the Officer's appointment until a successor is appointed or until the Officer's resignation or removal. An officer may resign by giving written notice to the Board. All Officers are subject to removal by the Board, with or without cause.

(3)	DUTIES OF OFFICERS

An Officer has all the powers and authority and must perform all the duties usually incident to, or specified in the By-laws or by the Board for, the office held.

(4)	REMUNERATION

The Officers are entitled to receive remuneration for their services in the amount the Board determines. The Directors must disclose to the Shareholders the aggregate remuneration paid to the five highest Officers in accordance with the rules and regulations of any stock exchange on which its shares are listed. The disclosure must be in a written document to be placed before the Shareholders at every annual meeting of Shareholders and must relate to the same time period as the financial statements required to be presented at the meeting relate to.

(5)	CHAIRPERSON OF THE BOARD

If appointed and present at the meeting, the Chairperson of the Board presides at all meetings of Directors, committees of Directors and, in the absence of the President, at all meetings of Shareholders. The Chairperson of the Board must be a Director.

(6)	MANAGING DIRECTOR

If appointed, the Managing Director is responsible for the general supervision of the affairs of the Corporation. During the absence or disability of the Chairperson of the Board, or if no Chairperson of the Board has been appointed, the Managing Director exercises the functions of that office. Subject to section I.A.4, the Board may delegate to the Managing Director any of the powers of the Board.

(7)	PRESIDENT

If appointed, the President is the chief executive officer of the Corporation responsible for the management of the business and affairs of the Corporation.

During the absence or disability of the Managing Director, or if no Managing Director has been appointed, the President also exercises the functions of that office. The President may not preside as chairperson at any meeting of the Directors or of any committee of Directors unless the President is a Director.

(8)	VICE-PRESIDENT

During the absence or disability of the President, or if no President has been appointed, the Vice-President or if there is more than one, the Vice-President designated by the Board, exercises the functions of the office of the President.

(9)	SECRETARY

If appointed, the Secretary shall call meetings of the Directors or of a committee of Directors at the request of a Director. The Secretary shall attend all meetings of Directors, of committees of Directors and of Shareholders and prepare and maintain a record of the minutes of the proceedings. The Secretary is the custodian of the corporate seal, the minute book and all records, documents and instruments belonging to the Corporation.

(10)	TREASURER

If appointed, the Treasurer is responsible for the preparation and maintenance of proper accounting records, the deposit of money, the safe-keeping of securities and the disbursement of funds of the Corporation. The Treasurer must render to the Board an account of all financial transactions of the Corporation upon request.

(11)	AGENTS AND ATTORNEYS

The Board has the power to appoint agents or attorneys for the Corporation in or outside of Canada with any power the Board considers advisable.

SECTION 7.

CONFLICT OF INTEREST

(1)	DISCLOSURE OF INTEREST

A Director or Officer who:

(a)	is a party to a material contract or proposed material contract with the Corporation; or
(b)

is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with the Corporation, must disclose in writing to the Corporation or request to have entered in the minutes of meetings of the Directors the nature and extent of the Director's or Officer's interest.

(2)	APPROVAL AND VOTING

A Director or Officer must disclose in writing to the Corporation, or request to have entered in the minutes of meetings of Directors, the nature and extent of the Director's or Officer's interest in a material contract or proposed material contract if the contract is one that in the ordinary course of the Corporation's business would not require approval by the Board or the Shareholders. The disclosure must be made immediately after the Director or Officer becomes aware of the contract or proposed contract. A Director who is required to disclose an interest in a material contract or proposed material contract may not vote on any resolution to approve the contract unless the contract is:

(a)

an arrangement by way of security for money lent to or obligations undertaken by the Director, or by a body corporate in which the Director has an interest, for the benefit of the Corporation or an affiliate;

(b)	a contract relating primarily to the Director's remuneration as a Director or Officer, employee or agent of the Corporation or as a director, officer, employee or agent of an affiliate;
(c)	a contract for indemnity or insurance under the ABCA; or
(d)	a contract with an affiliate.
(3)	EFFECT OF CONFLICT OF INTEREST

If a material contract is made between the Corporation and a Director or Officer, or between the Corporation and another person of which a Director or Officer is a director or officer or in which the Director or Officer has a material interest:

(a)

the contract is neither void nor voidable by reason only of that relationship, or by reason only that a Director with an interest in the contract is present at or is counted to determine the presence of a quorum at a meeting of Directors or committee of Directors that authorized the contract; and

(b)

a Director or Officer or former Director or Officer to whom a profit accrues as a result of the making of the contract is not liable to account to the Corporation for that profit by reason only of holding office as a Director or Officer, if the Director or Officer disclosed the Director's or Officer's interest in the contract in the manner prescribed by the ABCA and the contract was approved by the Board or the Shareholders and was reasonable and fair to the Corporation at the time it was approved.

SECTION 8.

LIABILITY AND INDEMNIFICATION

(1)	LIMITATION OF LIABILITY

Every Director and Officer in exercising the powers and discharging the duties of office must act honestly and in good faith with a view to the best interests of the Corporation and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No Director or Officer is liable for:

(a)	the acts, omissions or defaults of any other Director or Officer or an employee of the Corporation;
(b)	any loss, damage or expense incurred by the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation;
(c)	the insufficiency or deficiency of any security in or upon which any of the money of the Corporation is invested;
(d)	any loss or damage arising from the bankruptcy, insolvency or tortuous or criminal acts of any person with whom any of the Corporation's money is, or securities or other property are, deposited;
(e)	any loss occasioned by any error of judgment or oversight; or
(f)	any other loss, damage or misfortune which occurs in the execution of the duties of office or in relation to it,

unless occasioned by the wilful neglect or default of that Director or Officer. Nothing in this By-law relieves any Director or Officer of any liability imposed by the ABCA or otherwise by law.

(2)	INDEMNITY

The Corporation shall indemnify a Director or Officer, a former Director or Officer and a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (the "Indemnified Parties") and the heirs and legal representatives of each of them, against all costs, charges and expenses, which includes, without limiting the generality of the foregoing, the fees, charges and disbursements of legal counsel on an as-between-a-solicitor-and-the-solicitor's-own-client basis and an amount paid to settle an action or satisfy a judgment, reasonably incurred by an Indemnified Party, or the heirs or legal representatives of an Indemnified Party, or both, in respect of any action or proceeding to which any of them is made a party by reason of an Indemnified Party being or having been a Director or Officer or a director or officer of that body corporate, if:

(a)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation; and
(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party's conduct was lawful.

The Corporation shall indemnify an Indemnified Party and the heirs and legal representatives of an Indemnified Party in any other circumstances that the ABCA permits or requires. Nothing in this By-law limits the right of a person entitled to indemnity to claim indemnity apart from the provisions of this By-law.

(3)	INSURANCE

The Corporation may purchase and maintain insurance for the benefit of a person referred to in subsection (2) against the liabilities and in the amounts the ABCA permits and the Board approves.

SECTION 9.

SECURITIES

(1)	SHARES

Shares of the Corporation may be issued at the times, to the persons and for the consideration the Board determines. No share may be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money.

(2)	OPTIONS AND OTHER RIGHTS TO ACQUIRE SECURITIES

The Corporation may issue certificates, warrants or other evidences of conversion privileges, options or rights to acquire securities of the Corporation. The conditions attached to the conversion privileges, options and rights must be set out in the certificates, warrants or other evidences or in certificates evidencing the securities to which the conversion privileges, options or rights are attached.

(3)	COMMISSIONS

The Board may authorize the Corporation to pay a reasonable commission to any person in consideration of that person purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for shares of the Corporation.

(4)	SECURITIES REGISTER

The Corporation shall maintain at its records office a securities register in which it records the securities issued by it in registered form, showing with respect to each class or series of securities:

(a)	the names, alphabetically arranged and the latest known address of each person who is or has been a security holder;
(b)	the number of securities held by each security holder; and
(c)	the date and particulars of the issue and transfer of each security.

The Corporation shall keep information relating to a security holder that is entered in the securities register for at least seven years after the security holder ceases to be a security holder.

(5)	TRANSFER AGENTS AND REGISTRARS

The Corporation may appoint one or more trust corporations as its agent to maintain a central securities register and one or more agents to maintain a branch securities register. An agent may be designated as a transfer agent or a branch transfer agent, and a registrar, according to the agent's function. An agent's appointment may be terminated at any time. The Board may provide for the registration or transfer of securities by a transfer agent, branch transfer agent or registrar.

(6)	DEALINGS WITH REGISTERED HOLDERS

The Corporation may treat the registered owner of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of an owner of the security.

(7)	TRANSFERS OF SECURITIES

Securities of the Corporation may be transferred in the form of a transfer endorsement on the security certificates issued in respect of the securities of the Corporation, or in any form of transfer endorsement which may be approved by resolution of the Board.

(8)	REGISTRATION OF TRANSFERS

If a security in registered form is presented for registration of transfer, the Corporation must register the transfer if:

(a)

the security is endorsed by the person specified by the security or by special endorsement to be entitled to the security or by the person's successor, fiduciary, survivor, attorney or authorized agent, as the case may be;

(b)	reasonable assurance is given that the endorsement is genuine and effective;
(c)	the Corporation has no duty to inquire into adverse claims, or has discharged its duty to do so;
(d)	any applicable law relating to the collection of taxes has been complied with;
(e)	the transfer is rightful or is to a bona fide purchaser; and
(f)	the fee prescribed by the Board for a security certificate issued in respect of a transfer has been paid.
(9)	LIEN

If the Articles provide that the Corporation has a lien on a share registered in the name of a Shareholder or the Shareholder's legal representative for a debt of the Shareholder to the Corporation, and the Shareholder is indebted to the Corporation, the Corporation may refuse to register any transfer of the holder's shares pending enforcement of the lien.

(10)	SECURITY CERTIFICATES

Security certificates and acknowledgments of a security holder's right to obtain a security certificate must be in a form the Board approves by resolution. A security certificate must be signed by at least one Director or Officer. Unless the Board otherwise determines, security certificates representing securities in respect of which a transfer agent or registrar has been appointed are not valid unless countersigned by or on behalf of the transfer agent or registrar. Any signature may be printed or otherwise mechanically reproduced on a security certificate. If a security certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the security certificate, notwithstanding that the person has ceased to be a Director or Officer, and the security certificate is as valid as if the person were a Director or Officer at the date of issue.

(11)	ENTITLEMENT TO A SECURITY CERTIFICATE

A security holder is entitled at the holder's option to a security certificate or to a non-transferable written acknowledgment of the holder's right to obtain a security certificate from the Corporation in respect of the securities of the Corporation held by that holder.

(12)	SECURITIES HELD JOINTLY

The Corporation is not required to issue more than one security certificate in respect of securities held jointly by several persons. Delivery of a certificate to one of the joint holders is sufficient delivery to all of them. Any one of the joint holders may give effectual receipts for the certificate issued in respect of the securities or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of the security.

(13)	REPLACEMENT OF SECURITY CERTIFICATES

The Board or an Officer or agent designated by the Board may in its or the Officer's or agent's discretion direct the issue of a new security certificate in place of a certificate that has been lost, destroyed or wrongfully taken. A new security certificate may be issued only on payment of a reasonable fee and on any terms as to indemnity, reimbursement of expenses and evidence of loss of title as the Board may prescribe.

(14)	FRACTIONAL SHARES

The Corporation may issue a certificate for a fractional share or may issue in its place scrip certificates in a form that entitles the holder to receive a certificate for a full share by exchanging scrip certificates aggregating a full share. The Directors may attach conditions to any scrip certificates issued by the Corporation, including conditions that:

(a)	the scrip certificates become void if they are not exchanged for a share certificate representing a full share before a specified date; and
(b)

any shares for which those scrip certificates are exchangeable may, notwithstanding any pre-emptive right, be issued by the Corporation to any person and the proceeds of those shares distributed rateably to the holders of the scrip certificates.

SECTION 10.

MEETINGS OF SHAREHOLDERS

(1)	ANNUAL MEETING OF SHAREHOLDERS

The Board must call an annual meeting of Shareholders to be held not later than 18 months after the date of incorporation and subsequently, not later than 15 months after holding the last preceding annual meeting. An annual meeting is to be held for the purposes of considering the financial statements and auditor's report, fixing the number of Directors for the following year, electing Directors, appointing an auditor and transacting any other business that may properly be brought before the meeting.

(2)	SPECIAL MEETINGS OF SHAREHOLDERS

The Board may at any time call a special meeting of Shareholders.

(3)	SPECIAL BUSINESS

All business transacted at a special meeting of Shareholders and all business transacted at an annual meeting of Shareholders, except consideration of the financial statements and auditor's report, fixing the number of Directors for the following year, election of Directors and reappointment of the incumbent auditor, is deemed to be special business.

(4)	PLACE AND TIME OF MEETINGS

Meetings of Shareholders may be held at the place within Alberta and at the time the Board determines. A meeting of Shareholders may be held outside Alberta if all the Shareholders entitled to vote at that meeting agree to holding the meeting outside Alberta. A Shareholder who attends a meeting of Shareholders held outside Alberta is deemed to have agreed to holding the meeting outside Alberta, except when the Shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held. Notwithstanding the foregoing, a meeting of Shareholders may be held outside of Alberta at one or more places specified in the Articles.

(5)	NOTICE OF MEETINGS

Notice of the time and place of a meeting of Shareholders must be sent not less than 21 days and not more than 50 days before the meeting to:

(a)	each Shareholder entitled to vote at the meeting;
(b)	each Director; and
(c)	the auditor of the Corporation.

Notice of a meeting of Shareholders called for the purpose of transacting any business other than consideration of the financial statements and auditor's report, fixing the number of Directors for the following year, election of Directors and reappointment of the incumbent auditor must state the nature of the business to be transacted in sufficient detail to permit a Shareholder to form a reasoned judgment on that business and must state the text of any special resolution to be submitted to the meeting.

(6)	NOTICE OF ADJOURNED MEETINGS

With the consent of the Shareholders present at a meeting of Shareholders, the chairperson may adjourn that meeting to another fixed time and place. If a meeting of Shareholders is adjourned by one or more adjournments for an aggregate of less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by verbal announcement at the time of the adjournment. If a meeting of Shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting must be given as for the original meeting. The adjourned meeting may proceed with the business to have been transacted at the original meeting, even though a quorum is not present at the adjourned meeting.

(7)	WAIVER OF NOTICE

A Shareholder and any other person entitled to attend a meeting of Shareholders may waive in any manner notice of a meeting of Shareholders. Attendance of a Shareholder or other person at a meeting of Shareholders is a waiver of notice of the meeting, except when the Shareholder or other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

(8)	SHAREHOLDER LIST

If the Corporation has more than 15 Shareholders entitled to vote at a meeting of Shareholders, the Corporation must prepare a list of Shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares held by each Shareholder,

(a)	if a Record Date is fixed, not later than 10 days after that date; or
(b)	if no Record Date is fixed,
i	at the close of business on the last business day preceding the day on which the notice is given, or
ii	if no notice is given, on the day on which the meeting is held.

A Shareholder may examine the list of Shareholders:

(c)	during usual business hours at the Corporation's records office or at the place where its central securities register is maintained; and
(d)	at the meeting of Shareholders for which the list was prepared.
(9)	PERSONS ENTITLED TO VOTE

A person named in a list of Shareholders is entitled to vote the shares shown opposite the person's name at the meeting to which the list relates, except to the extent that:

(a)	i.	if a Record Date is fixed, the person transfers ownership of any of the person's shares after the Record Date, or
ii	if no Record Date is fixed, the person transfers ownership of any of the person's shares after the date on which the list of Shareholders is prepared; and
(b)	the transferee of those shares
i.	produces properly endorsed share certificates, or

ii

otherwise establishes ownership of the shares, and demands, not later than 10 days before the meeting, that the transferee's name be included in the list before the meeting, in which case the transferee is entitled to vote the shares.

(10)	CHAIRPERSON OF MEETINGS

The chairperson of any meeting of Shareholders is the first mentioned of the following Officers (if appointed) who is present at the meeting: President, Chairperson of the Board or Managing Director. If none of the foregoing Officers are present, the Shareholders present and entitled to vote at the meeting may choose a chairperson from among those individuals present.

(11)	SCRUTINEER

If desired, one or more scrutineers, who need not be Shareholders, may be appointed by resolution or by the chairperson of the meeting with the consent of the meeting.

(12)	PROCEDURE AT MEETINGS

The chairperson of any meeting of Shareholders shall conduct the proceedings at the meeting in all respects. The chairperson's decision on any matter or thing relating to procedure, including, without limiting the generality of the foregoing, any question regarding the validity of any instrument of proxy or other evidence of authority to vote, is conclusive and binding upon the Shareholders.

(13)	PERSONS ENTITLED TO BE PRESENT

The only persons entitled to be present at a meeting of Shareholders are:

(a)	the Shareholders entitled to vote at the meeting;
(b)	the Directors;
(c)	the auditor of the Corporation; and
(d)

any others who, although not entitled to vote, are entitled or required under any provision of the ABCA, any unanimous shareholder agreement, the Articles or the By-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairperson of the meeting or with the consent of the meeting.

(14)	QUORUM

A quorum of Shareholders is present at a meeting of Shareholders if at least two persons are present in person or by proxy, each of whom is entitled to vote at the meeting, and who hold or represent by proxy in the aggregate not less than 12.5% of the shares entitled to be voted at the meeting. If any share entitled to be voted at a meeting of Shareholders is held by two or more persons jointly, the persons or those of them who attend the meeting of Shareholders constitute only one Shareholder for the purpose of determining whether a quorum of Shareholders is present.

(15)	LOSS OF QUORUM

If a quorum is present at the opening of a meeting of Shareholders, the Shareholders present or represented by proxy may proceed with the business of the meeting, even if a quorum is not present throughout the meeting. If a quorum is not present at the opening of a meeting of Shareholders, the Shareholders present or represented by proxy may adjourn the meeting to a fixed time and place but may not transact any other business.

(16)	PROXY HOLDERS AND REPRESENTATIVES

A Shareholder entitled to vote at a meeting of Shareholders may by means of a proxy appoint a proxy holder and one or more alternate proxy holders, who are not required to be Shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy. A proxy must be executed by the Shareholder or by the Shareholder's attorney authorized in writing and be in the form prescribed by the Regulations.

A proxy is valid only at the meeting in respect of which it is given or any adjournment of that meeting. An instrument of proxy signed by a Shareholder and transmitted by facsimile or other device capable of transmittal, or a printed message is as valid as an originally executed instrument of proxy.

A Shareholder that is a body corporate or association may, by resolution of its directors or governing body, authorize an individual to represent it in person at a meeting of Shareholders. That individual's authority may be established by depositing with the Corporation prior to the commencement of the meeting a certified copy of the resolution passed by the Shareholder's directors or governing body or other evidence of the individual's authority to vote. A resolution or other evidence of authority to vote is valid only at the meeting in respect of which it is given or any adjournment of that meeting.

(17)	TIME FOR DEPOSIT OF PROXIES

The Board may specify in a notice calling a meeting of Shareholders a time not exceeding 48 hours, excluding Saturdays and holidays, preceding the meeting or an adjournment of the meeting before which proxies to be used at the meeting must be deposited with the Corporation or its agent. If no time for the deposit of proxies has been specified in a notice calling a meeting of Shareholders, a proxy to be used at the meeting must be deposited with the Secretary of the Corporation or the chairperson of the meeting prior to the commencement of the meeting.

(18)	REVOCATION OF PROXIES

A Shareholder may revoke a proxy:

(a)	by depositing an instrument in writing executed by the Shareholder or by the Shareholder's attorney authorized in writing:
i.

at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting, or an adjournment of that meeting, at which the proxy is to be used, or

ii	with the chairperson of the meeting on the day of the meeting or an adjournment of the meeting; or
(b)	in any other manner permitted by law.
(19)	JOINT SHAREHOLDERS

If two or more persons hold shares jointly, one of those holders present at a meeting of Shareholders may, in the absence of the others, vote the shares. If two or more of those persons are present in person or by proxy, they must vote as one on the shares jointly held by them.

(20)	DECISION ON QUESTIONS

At every meeting of Shareholders all questions proposed for the consideration of Shareholders must be decided by the majority of votes, unless otherwise required by the ABCA or the Articles. In the case of an equality of votes, the chairperson of the meeting does not, either on a show of hands or verbal poll or on a ballot, have a casting vote in addition to the vote or votes to which the chairperson may be entitled as a Shareholder or proxy holder.

(21)	VOTING BY SHOW OF HANDS

Subject to subsection (22), voting at a meeting of Shareholders shall be by a show of hands of those present in person or represented by proxy or by a verbal poll of those present by telephone or other communication facilities. When a vote by show of hands has been taken upon a question, a declaration by the chairperson of the meeting that the vote has been carried, carried by a particular majority or not carried, an entry to that effect in the minutes of the meeting is conclusive evidence of the fact without proof of the number of votes recorded in favour of or against any resolution or other proceeding in respect of the question.

(22)	VOTING BY BALLOT

If a ballot is required by the chairperson of the meeting or is demanded by a Shareholder or proxy holder entitled to vote at the meeting, either before or on the declaration of the result of a vote by a show of hands or verbal poll, voting must be by ballot. A demand for a ballot may be withdrawn at any time before the ballot is taken. If a ballot is taken on a question, a prior vote on that question by show of hands or verbal poll has no effect.

(23)	NUMBER OF VOTES

At every meeting a Shareholder present in person or represented by proxy or present by telephone or other communication facilities and entitled to vote has one vote for each share held.

(24)	MEETING BY TELEPHONE

Any person described in subsection (13) may participate in a meeting of Shareholders by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other. A Shareholder participating in a meeting by means of telephone or other communication facilities is deemed to be present at the meeting.

(25)	RESOLUTION IN LIEU OF MEETING

A resolution in writing signed by all the Shareholders entitled to vote on that resolution at a meeting of Shareholders is as valid as if it had been passed at a meeting of Shareholders. A resolution in writing takes effect on the date it is expressed to be effective.

A resolution in writing may be signed in one or more counterparts, all of which together constitute the same resolution. A counterpart signed by a Shareholder and transmitted by facsimile or other device capable of transmitting a printed message is as valid as an originally signed counterpart.

SECTION 11.

NOTICES

(1)	METHOD OF NOTICE

A notice or document required to be sent to a Shareholder, Director, Officer or auditor of the Corporation may be given by personal delivery, prepaid transmitted or recorded communication or prepaid mail addressed to the recipient at the recipient's Recorded Address. A notice or document sent by personal delivery is deemed to be given when it is actually delivered. A notice or document sent by means of prepaid transmitted or recorded communication is deemed to be given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch. A notice or document sent by mail is deemed to be given when deposited at a post office or in a public letter box.

(2)	NOTICE TO JOINT SHAREHOLDERS

If two or more persons are registered as joint holders of any share, a notice or document may be sent or delivered to all of them, but notice given to any one joint Shareholder is sufficient notice to the others.

(3)	NOTICE TO SUCCESSORS

Every person who, by operation of law, transfer, death of a Shareholder or any other means becomes entitled to any share, is bound by every notice in respect of the share which is sent or delivered to the Shareholder prior to the person's name and address being entered in the Corporation's securities register and prior to the person furnishing proof of authority or evidence of entitlement as prescribed by the ABCA. This subsection applies whether the notice was given before or after the event which resulted in the person becoming entitled to the share.

(4)	NON-RECEIPT OF NOTICES

If a notice or document is sent to a Shareholder, Director, Officer or auditor of the Corporation in accordance with subsection (1) and the notice or document is returned on three consecutive occasions, the Corporation is not required to give any further notice or documents to the person until that person informs the Corporation in writing of the person's new address.

(5)	FAILURE TO GIVE NOTICE

The accidental failure to give a notice to a Shareholder, Director, Officer or auditor of the Corporation, the non-receipt of a notice by the intended recipient or any error in a notice not affecting its substance does not invalidate any action taken at the meeting to which the notice relates.

(6)	EXECUTION OF NOTICES

Unless otherwise provided, the signature of any person designated by resolution of the Board to sign a notice or document on behalf of the Corporation may be written, stamped, typewritten or printed.

MADE by the Directors as evidenced by the signature of the following Director effective _________________, 2007.

Hussein Charanek

CONFIRMED by the Shareholders as evidenced by the signature of the following Shareholder effective ________________________________, 2007.

Appendix E

Sections 92A.300 to 92.A.500 of the Nevada Revised Statutes

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive. (Added to NRS by 1995, 2087)

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995, 2087)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a party:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

(c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

(2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089)

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter's notice is sent must:

(a) Demand payment;

(b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation's registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation's estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2090)

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091)

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)